Exhibit 2.1

ASSET PURCHASE AGREEMENT
dated as of August 31, 2018
by and among
APPFOLIO UTILITY MANAGEMENT, INC.,
(a California corporation)
and
WEGOWISE, INC.
(a Delaware corporation)

-i-

(continued)

5.4 No Conflicts	26
5.5 Financial Statements	27
5.6 Taxes	28
5.7 Legal Proceedings and Compliance with Law	29
5.8 Real Property	30
5.9 Intellectual Property	31
5.10 Absence of Certain Changes	34
5.11 Material Contracts	35
5.12 Employee Benefits	37
5.13 Labor and Employment Matters	38
5.14 Data Privacy and Security	39
5.15 Insurance	40
5.16 Affiliate Transactions	41
5.17 Anti-Corruption Laws	41
5.18 Title; Entire Business; Sufficiency	41
5.19 Clients and Vendors	42
5.20 Export Control and Import Laws	42
5.21 Books and Records	43
5.22 Brokers	43
5.23 Disclosure	43
5.24 No Other Representations and Warranties	43
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER	43
6.1 Organization and Good Standing	43
6.2 Authority and Enforceability	44
6.3 No Conflicts; Consents	44
6.4 Legal Proceedings	44
6.5 Financial Capability	44
6.6 Brokers	45
6.7 Solvency	45
6.8 No Other Representations or Warranties	45
6.9 Independent Assessment	45
ARTICLE VII
COVENANTS	45
7.1 Employee Matters	45
7.2 Public Announcements	46
7.3 Third Party Consents	47
7.4 Confidentiality	47
7.5 Further Assurances	47
7.6 Privilege	47
7.7 General Release	48
7.8 Noncompetition; Non Disparagement	50
7.9 Nonsolicitation	50
7.10 Use of Name	51
7.11 Refunds and Remittances	51
7.12 Tax Matters	51

(continued)

7.13 Customer Inquiries	52
7.14 Record Retention	52
7.15 Bulk Sales	52
7.16 Business Relationships; Payments	52
7.17 Accounts Receivable; Repurchase	53
ARTICLE VIII
INDEMNIFICATION	53
8.1 Survival; Escrow Fund	53
(a) Survival	53
(b) Escrow Fund	54
(c) Escrow Disbursements	54
8.2 Indemnification	54
(a) Indemnification by the Seller	54
(b) Indemnification by Buyer	55
8.3 Indemnification Limitations	55
(a) Basket; Cap	55
(b) Further Indemnity Limitations	55
(c) Collateral Sources	55
(d) Duty to Mitigate	56
(e) Elimination of Materiality	56
(f) Effect of Knowledge	56
(g) No Double Counting	56
8.4 Indemnification Procedure	56
8.5 Indemnification Procedures For Third Party Claims	56
(a) Assertion of Claim	56
(b) Failure by Indemnitor to Assume	57
8.6 Indemnification Procedures for Non-Third Party Claims	58
8.7 Characterization of Indemnification Payments	58
8.8 Offset	58
8.9 Exclusive Remedy	58
ARTICLE IX
MISCELLANEOUS	58
9.1 Expenses	58
9.2 Notices	58
9.3 Amendments and Waivers	60
9.4 Successors and Assigns	60
9.5 Governing Law	60
9.6 Consent to Jurisdiction	60
9.7 Counterparts	61
9.8 No Third Party Beneficiaries	61
9.9 Entire Agreement; Disclosure Schedule, Schedules, and Exhibits	61
9.10 Captions	61
9.11 Severability	62
9.12 Interpretation	62

(continued)

EXHIBITS
Exhibit A    Form of Assignment and Assumption Agreement
Exhibit B    Form of Bill of Sale
Exhibit C    Form of Escrow Agreement
Exhibit D    Form of Transition Services Agreement
Exhibit E    Current Liabilities
Exhibit F    Disclosure Schedule
Exhibit G    Tangible Assets
Exhibit H    INTENTIONALLY OMITTED
Exhibit I    Form of Proprietary Rights Agreement

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 31, 2018, by and between AppFolio Utility Management, Inc., a California corporation (“Buyer”), and WegoWise, Inc., a Delaware corporation (the “Seller”). Buyer and the Seller are each sometimes referred to herein as a “Party”, and collectively as the “Parties.”
RECITALS
A.    Seller is engaged in, among other things, the Business (as defined below).
B.    Seller desires to sell and transfer to Buyer, and Buyer desires to acquire from Seller, the Business, and, in furtherance thereof, Seller will sell and assign to Buyer, and Buyer will purchase and assume, from Seller, the Acquired Assets and the Assumed Liabilities (each as defined below), upon the terms and subject to the conditions specified in this Agreement (the “Transactions”).
C.    Buyer and Seller desire to enter into the Ancillary Agreements (as defined below).
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.
“Acquired Assets” has the meaning set forth in Section 2.1.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Allocation Schedule” has the meaning set forth in Section 3.3(a).
“Ancillary Agreements” means the Assignment and Assumption Agreement and the Bill of Sale.
“Annual Financial Statements” has the meaning set forth in Section 5.5(a).
“Anti-Corruption Laws” means all anti-corruption and anti-rebating Laws and all Laws prohibiting contingent commission or compensation arrangements, in each case, applicable to the Seller or its business operations.
“Applicable Consents” has the meaning set forth in Section 5.4(a).

“Arbitration Payment Party” has the meaning set forth in Section 3.2(c)(ii).
“Arbitrator” has the meaning set forth in Section 3.2(c)(ii).
“Assets” means all of the assets, properties, goodwill and rights of every kind and description, whether real, personal, tangible or intangible, that are owned by the Seller.
“Assignment and Assumption Agreement” means an assignment and assumption agreement in the form of Exhibit A to this Agreement.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Authorization” means any accreditation, authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
“Base Closing Purchase Price” equals $15,000,000.
“Basket” has the meaning set forth in Section 8.3(a).
“Benefit Plan” means each employee benefit plan, program or policy providing benefits to any current or former employee, officer or director or any beneficiary or dependent thereof, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any retirement, post-employment welfare, bonus, incentive, deferred compensation, equity or equity-based, employment, severance, retention or change-in-control or any other employee benefit arrangement, plan, program or policy (whether or not subject to ERISA).
“Bill of Sale” means the bill of sale in the form of Exhibit B to this Agreement.
“Books and Records” has the meaning set forth in Section 2.1(g).
“Business” means all of the businesses now conducted by Seller, including without limitation the business of providing software solutions to owners and managers of buildings to help understand, track and improve building utility efficiency.
“Business Contracts” has the meaning set forth in Section 2.1(d).
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.
“Business Leasehold Property” has the meaning set forth in Section 2.1(c).
“Business Tangible Property” has the meaning set forth in Section 2.1(b).
“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).
“California Civil Code” has the meaning set forth in Section 7.7(b).
“Cap” has the meaning set forth in Section 8.3(a).
“Cash” means, without duplication, cash and cash equivalents calculated in accordance with GAAP Consistently Applied. Cash shall be net of any (i) issued but uncleared checks or checks in transit, drafts and wire transfers and (ii) any billings received for services or work not yet performed. For the avoidance of doubt, Cash shall include third party checks, deposits or wire transfers received but not yet deposited or deposits in transit.
“Claim” has the meaning set forth in Section 8.4.
“Claim Release Date” has the meaning set forth in Section 8.1(a).
“Closing” has the meaning set forth in Section 4.1.
“Closing Date” has the meaning set forth in Section 4.1.
“Closing Date Indebtedness” means the outstanding Indebtedness of the Seller as of immediately prior to the Closing.
“Closing Date Statement” has the meaning set forth in Section 3.2(b).
“Closing Purchase Price” has the meaning set forth in Section 3.1(a).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral Source” has the meaning set forth in Section 8.3(c).
“Confidentiality Agreement” means that certain Non-Disclosure Agreement dated November 22, 2017, entered into between the Seller and Buyer.
“Contract” means any binding agreement, contract, commitment, arrangement or understanding, whether oral or written.
“Copyright” has the meaning set forth in the definition of Intellectual Property.
“Current Liabilities” means all current Assumed Liabilities determined in accordance with GAAP, and an example of Current Liabilities as of the date of this Agreement is set forth on Exhibit E.
“Disclosure Schedule” means that certain disclosure letter of even date with this Agreement from Seller attached hereto as Exhibit F and delivered to the Buyer concurrently with the execution and delivery of this Agreement.
“Dispute Notice” has the meaning set forth in Section 3.2(c)(i).

“Earn-Out Period” has the meaning set forth in Section 3.1(c)(i).
“Earn-Out Agreement” means the written Contract with the greater recurring revenues billed for the initial twelve (12) months of such contract’s term, as between (a) a written contract between Buyer or any its Affiliates, on the one hand, and Fannie Mae, on the other hand relating to the scope of the Fannie Mae RFP; and (b) a written contract between Buyer or any its Affiliates, on the one hand, and Freddie Mac, on the other hand relating to services substantially similar to those subject to the Fannie Mae RFP, such agreement to be determined by the parties at the end of the Earn-Out Period.
“Employee” means each employee of Seller as of the Closing Date.
“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other contract, instrument or arrangement which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock or equity, profit participation, liquidity event participation or other similar rights).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means an account established by the Escrow Agent pursuant to the Escrow Agreement.
“Escrow Agent” means U.S. Bank.
“Escrow Agreement” means the Escrow Agreement, to be dated as of the Closing Date, by and among the Seller, Buyer and the Escrow Agent, in substantially the form of Exhibit C attached hereto.
“Escrow Amount” means an amount in cash equal to $2,000,000 deposited at the Closing in the Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.
“Escrow Funds” has the meaning set forth in Section 8.1(b).
“Estimated Closing Date Indebtedness” has the meaning set forth in Section 3.2(a).
“Estimated Closing Date Net Tangible Assets” has the meaning set forth in Section 3.2(a).
“Estimated Closing Date Statement” has the meaning set forth in Section 3.2(a).
“Estimated Net Closing Purchase Price” has the meaning set forth in Section 3.2(a).
“Estimated Net Tangible Asset Decrease” means the amount, if any, by which the Target Net Tangible Assets exceeds the Estimated Closing Date Net Tangible Assets.
“Estimated Net Tangible Asset Increase” means the amount, if any, by which the Estimated Closing Date Net Tangible Assets exceeds the Target Net Tangible Assets.

“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” has the meaning set forth in Section 2.2(b).
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Export Control and Import Laws” has the meaning set forth in Section 5.20(a).
“Fannie Mae” means The Federal National Mortgage Association.
“Fannie Mae RFP” means Fannie Mae’s “Green Financing Reporting RFP” or modification or amendment thereto.
“Final Net Closing Purchase Price” has the meaning set forth in Section 3.2(c)(ii).
“Financial Statements” has the meaning set forth in Section 5.5(a).
“Fraud” shall mean, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Articles V or VI (as applicable), provided that an actual and intentional fraud of the Seller shall only be deemed to exist if any of the individuals included in the definition of “Seller’s Knowledge” had actual knowledge (as opposed to constructive or imputed knowledge) that the representations and warranties made by the Seller, as qualified by the Disclosure Schedule, were actually breached when made, with the express intention that Buyer rely thereon to its detriment.
“Freddie Mac” means The Federal Home Loan Mortgage Corporation.
“Fundamental Representations” means the following representations and warranties by the Seller: Sections 5.1 (Organization and Good Standing; Subsidiaries), 5.2 (Capitalization), 5.3 (Authority and Enforceability), 5.6 (Taxes); 5.18(a) (Title) and 5.22 (Brokers).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“GAAP Consistently Applied” means GAAP consistent with the Seller’s historical practices.
“Governmental Entity” means any arbitrator or mediator or any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official, instrumentality, body, court or other regulatory, administrative or judicial authority thereof.

“Government Official” means (a) any official, employee or representative of a (i) a Governmental Entity, (ii) state-owned businesses or state-controlled businesses, or (iii) public educational institutions, (b) political party officials and candidates for political office, and (c) any employees of quasi-public or non-governmental international organizations.
“Inbound License” has the meaning set forth in Section 5.9(b)(viii).
“Indebtedness” means the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of and any other Liability or obligation under, any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services (including the full amount of any actual or potential earnout obligations), except trade accounts payable and other current Liabilities arising in the Ordinary Course included in the calculation of Net Tangible Assets; (d) any obligations as lessee under capitalized leases determined in accordance with GAAP Consistently Applied; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit, surety bond, bank guarantee or similar facilities; (g) obligations under interest rate, currency or commodity derivatives or hedging transactions; (h) accruals for employee bonuses earned but not yet paid; and (i) without duplication, any guaranty of any of the foregoing.
“Indebtedness Amount” has the meaning set forth in Section 3.1(b)(ii).
“Indemnified Taxes” means any Loss arising out of, relating to or with respect to (i) any Taxes of the Seller with respect to any Pre-Closing Tax Period; (ii) Taxes for which Seller (or any predecessor) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (iii) Taxes imposed on or payable by Buyer, any of its Affiliates or other third parties with respect to which Seller has or had an obligation to pay, including as an assignee, transferee, Contract, by operation of law or otherwise, or to indemnify such third party pursuant to a transaction consummated on or prior to the Closing and (iv) Transfer Taxes.
“Indemnitee” means any Party that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
“Indemnitor” means any Party from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
“Insurance Policies” has the meaning set forth in Section 5.15.
“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (a) all patents and patent applications, including all continuations, divisionals, continuations-in-part, provisionals and foreign counterparts and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (b) all trademarks, service marks, trade names, business names, trade dress logos, and other source identifiers, all registrations of and applications to register the foregoing, any renewals and extensions of such registrations, together with the goodwill associated with any of the foregoing in this subclause (b) (collectively, “Marks”); (c) all Internet domain names; (d) all copyrights and mask works, all registrations of and applications to register the foregoing, and all renewals and extensions thereof (collectively, “Copyrights”); and (e) all trade secrets and other proprietary or confidential information, and all other intellectual property rights in discoveries, research and development, know-how, formulae, inventions, conceptions, reductions to practice, compositions, manufacturing and production processes and techniques, Software, technical data, procedures, designs, industrial designs, drawings, specifications, databases, client lists, supplier lists, pricing and cost information and business and marketing plans and proposals.
“Interim Balance Sheet” has the meaning set forth in Section 5.5(a).
“Interim Balance Sheet Date” has the meaning set forth in Section 5.5(a).
“Interim Financial Statements” has the meaning set forth in Section 5.5(a).
“IP Release Date” has the meaning set forth in Section 8.1(a).
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” has the meaning set forth in Section 5.9(b)(xi).
“Key Employees” shall mean those individuals listed on Schedule 1.1(a).
“Labor Union” has the meaning set forth in Section 5.13(a).
“Law” means any statute, law, ordinance, rule, regulation, notice requirement, court decision or Order of any Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 5.8.
“Liability” means any liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, whether absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, determined or determinable.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim, deed of trust or similar instrument, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, transfer restriction, covenant, condition, right of way, option, declaration, lease, sublease, or other occupancy or tenancy agreement, title retention agreement, voting trust agreement or other encumbrance in respect of such property or asset, including any conditional, installment, contingent sale or other title retention agreement in the nature thereof.
“Losses” has the meaning set forth in Section 8.2(a).
“Made Available” means, with respect to any document, information or materials, that the same has been, at least 24 hours prior to the execution and delivery of this Agreement, (i) posted to a virtual data room maintained by the Seller in connection with the transactions contemplated by this Agreement; or (ii)

has been sent via email to Buyer’s internal or external counsel; which documents, information and materials shall be provided by Seller to each of Buyer and Seller at the Closing via delivery of a USB drive containing such documents, information and materials.
“Major Clients” has the meaning set forth in Section 5.19(a).
“Major Vendors” has the meaning set forth in Section 5.19(b).
“Marks” has the meaning set forth in the definition of Intellectual Property.
“Material Contract” has the meaning set forth in Section 5.11(a).
“Net Closing Purchase Price” has the meaning set forth in Section 3.1(b)(iii).
“Net Tangible Assets” means an amount (which may be a negative or positive number) in dollars equal to (a) Tangible Assets minus (b) the Current Liabilities. For the avoidance of doubt, Net Tangible Assets shall be calculated prior to the application of purchase accounting and without taking into consideration the Transactions contemplated by this Agreement.
“Net Tangible Asset Decrease” means the amount, if any, by which the Target Net Tangible Asset exceeds the Closing Date Net Tangible Asset.
“Net Tangible Asset Increase” means the amount, if any, by which the Closing Date Net Tangible Asset exceeds the Target Net Tangible Asset.
“Non-Assignable Assets” has the meaning set forth in Section 2.6(b).
“Non-Paying Party” has the meanings set forth in Section 7.12.
“Notice of Claim” has the meaning set forth in Section 8.4.
“Open Source Software” mean any Software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Attistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena, writ, settlement, stipulation or verdict or other decision issued, promulgated, made, rendered or entered into by or with any Governmental Entity of competent jurisdiction (in each case, whether temporary, preliminary or permanent).
“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Organizational Documents” means, with respect to any entity, the current certificate of incorporation, the articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity.
“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
“Patent” has the meaning set forth in the definition of Intellectual Property.
“Paying Party” has the meanings set forth in Section 7.12.
“Permitted Liens” means: (a) Liens for Taxes or other governmental charges which are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Seller and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP Consistently Applied; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course (provided Lien statements have not been filed or such Liens otherwise perfected) if the underlying obligations are not yet due and payable and, in each case, for which appropriate reserves have been established in accordance with GAAP Consistently Applied; (c) statutory Liens for landlords for amounts which are not yet due and payable; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property which do not and would not materially impair the use or occupancy of the Leased Real Property in connection with the operation of the Business conducted thereon; (e) Liens incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance, social security retirement or similar programs; (f) Liens on goods in transit incurred pursuant to documentary letters of credit; (g) non-exclusive licenses of Intellectual Property; (h) purchase money Liens and Liens securing rental payments under capital lease arrangements, in each case, for which appropriate reserves have been established in accordance with GAAP Consistently Applied; (i) transfer restrictions under applicable federal and state securities Laws and (j) Liens identified on Schedule 1.1(b).
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.
“Personal Information” means any specific and unique information relating to an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number or identification number) and includes protected health information as such term is defined under the Health Insurance Portability and Accountability Act of 1996 as amended, and its corresponding regulations.
“Platform” means any and all Software, including Seller Source Code and object code, owned by any of the Seller and currently marketed, licensed, sold, distributed or otherwise made commercially available in the operation of the Business, including all instances and versions thereof, that are included in, constitute or are used, held for use in or necessary to the operation of the Business, including the Software platforms known as Wego, including but not limited to the following proprietary modules developed by the Company that provide the functionality for: WegoPremium; WegoPro; WegoData; WegoHome; and Green Financing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion thereof that ends on the Closing Date.
“Privacy and Security Laws” means all applicable Laws and guidance issued by a Governmental Entity that apply to the Seller that directly govern the collection, access, processing, use, disclosure, electronic transmittal, security, transfer, storage, maintenance or receipt of Personal Information, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, state social security number protection Laws, state data breach notification Laws, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording of any outbound communications.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, demand, claim, notice of violation or non-compliance, inquiry, charge, citation, subpoena, examination or suit (whether civil, criminal, administrative, investigative or informal), brought, conducted or heard by or before, or otherwise involving any Governmental Entity.
“Proprietary Rights Agreement” has the meaning set forth in Section 4.2(a)(ix).
“Purchase Price” means the purchase price for the Seller as determined in accordance with the terms and provisions hereof.
“Purchase Price Decrease” has the meaning set forth in Section 3.2(d)(ii).
“Purchase Price Increase” has the meaning set forth in Section 3.2(d)(i).
“Real Property Leases” means all leases, subleases, licenses, use or other occupancy agreements pursuant to which the Seller uses or occupies, or has rights to use or occupy, any real property related to the Business.
“Released Claims” has the meanings set forth in Section 7.7(a).
“Released Parties” has the meanings set forth in Section 7.7(a).
“Releasing Party” and “Releasing Parties” have the meanings set forth in Section 7.7(a).
“Representatives” means a Person’s directors, officers, employees, agents or representatives, and other Persons with whom they may be collaborating with respect to a possible transaction, including its and their respective attorneys, accountants, consultants and financial advisors.
“Required Consents” has the meaning set forth in Section 4.2(a)(iv).
“Restricted Period” has the meaning set forth in Section 7.8(a).

“Review Period” has the meaning set forth in Section 3.2(c)(i).
“Scheduled Intellectual Property” has the meaning set forth in Section 5.9(a).
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Benefit Plan” means any Benefit Plan that provides benefits to any current or former employee, officer or director of Seller or any beneficiary or dependent thereof or pursuant to which Seller has or could have any Liability or obligation, whether actual or contingent.
“Seller Intellectual Property” means all Intellectual Property that is either owned or purported to be owned by or licensed or purported to be licensed by the Seller from third parties, and that is used in, held for use in or necessary for the operation of the Business.
“Seller Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (1) is or could reasonably be expected to be materially adverse to the business, assets or financial condition of the Seller, taken as a whole or (2) would reasonably be expected to prevent, materially delay or materially impede the performance by Seller of its obligations under the Transaction Documents or the consummation of the Transactions contemplated thereby; provided, however, that no such change, effect, event, occurrence, state of facts or development shall be deemed, either alone or in combination, to constitute, or shall be taken into account in determining whether there has been, is or will be, a Seller Material Adverse Effect to the extent (and only to the extent) arising out of or resulting from: (a) any failure by the Seller to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending before, on or after the date of this Agreement (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise described in this proviso may be taken into account in determining whether there has occurred a Seller Material Adverse Effect); (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement, pendency or completion of the Transactions contemplated by this Agreement or the identity of Buyer (including the impact thereof on the relationships of the Seller with clients, suppliers, consultants, employees or independent contractors or other third parties with whom Seller has any relationship); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) any industry in which Seller operates or (ii) the economy or financial markets in any jurisdiction (including securities, credit and financial markets), including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; or (d) any adverse change, effect, event, occurrence, state of facts or development to the extent resulting from or relating to (i) the taking of any action expressly required by this Agreement, (ii) any change in GAAP or any change in applicable Law, (iii) any act expressly consented to in writing by, or taken at the express written request of, Buyer, (iv) acts of war (whether or not declared), armed hostilities, terrorism or other conflict, or the escalation or worsening thereof, (v) changes in general economic or political conditions, or (vi) any natural or man-made disaster or acts of God; provided, further, that, in the case of clause (1), any matter of the type listed in clauses (c)(i), (c)(ii), (d)(ii), (d)(iv), (d)(v) or (d)(vi) above shall be taken into account in determining whether there has been, is or will be, or would reasonably be expected to be, a Seller Material Adverse Effect to the extent such matter has had or would reasonably be expected to have, a disproportionate adverse impact on the Seller, taken as a whole, relative to the other Persons operating in the industry sector or sectors or geographic locations in which the Seller or the Business operates in the Ordinary Course.
“Seller Owned Intellectual Property” means all Seller Intellectual Property that is owned by the Seller.
“Seller Party” and “Seller Parties” have the meanings in the preamble to this Agreement.
“Seller Source Code” has the meaning set forth in Section 5.9(b)(xii).
“Seller’s Knowledge” or “Knowledge of Seller” means the actual knowledge, after reasonable inquiry, of Laila Partridge, Barun Singh, Kristen Vonsmith and Dan Teague.
“Seller Technology” means Technology that is used in, held for use in, or necessary to, the operation of the Business, including the development, use, provision, operation, sale, lease, license, support and maintenance of the Platform.
“Service Provider” means each independent contractor or consultant of, or other individual engaged on any other non-employee basis by, Seller.
“Shrink-Wrap Code” means generally commercially available, off-the-shelf Software where available for a cost of not more than $5,000 for a perpetual license for a single user or workstation (or $1,000 for an annual license for a single user or work station).
“Software” means any software, source code or object code, and any data and documentation related thereto.
“Standard Customer Agreements” has the meaning set forth in Section 5.9(b)(viii).
“Straddle Period” has the meaning set forth in Section 7.12.
“Subsidiary” or “Subsidiaries” means, with respect to a particular Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if such Person is a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or (b) if such Person is a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person. As used in this definition, “control” shall include the right by Contract to exercise the control contemplated by this definition.
“SYCR” has the meaning set forth in Section 4.1.
“Tangible Assets” means all tangible Acquired Assets, determined in accordance with GAAP Consistently Applied, and an example of such Tangible Assets as of the date of this Agreement is set forth on Exhibit G.

“Tangible Property” means all furniture, fixtures, equipment (including motor vehicles), computer hardware, office equipment and apparatuses, tools machinery, supplies and other tangible property of every kind owned or leased (wherever located and whether carried on the Books and Records), together with any warranties by the manufacturers, owners, or Lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
“Target Net Tangible Assets” equals $-500,000.
“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, escheat, unclaimed property, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Taxing Authority” means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Tax Returns” means any return, statement, election, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes, as well as any amendment thereof.
“Technology” means Software, designs, schematics, algorithms, databases, servers, document management systems, desktop applications, websites, lab notebooks, development and lab equipment, devices, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, discoveries, developments, research and test data, blueprints, ideas, compositions, quality records, engineering notebooks, models, processes, procedures, prototypes, patent records, manufacturing and product procedures and techniques, troubleshooting procedures, failure/defect analysis data, drawings, specifications, ingredient or component lists, formulae, plans, proposals, technical data, works of authorship, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, selling information, marketing information, customer and supplier lists and information, and all other confidential and proprietary information and the like, and tangible embodiments, whether in electronic, written or other media, of any of the foregoing. Technology does not include Intellectual Property.
“Third Party Claim” has the meaning set forth in Section 8.5(a).
“Third Party Components” means, with respect to the Platform, Technology that is not exclusively owned by Seller and is included in or constitute the Platform.
“Third Party Defense” has the meaning set forth in Section 8.5(a).
“Transactions” has the meanings set forth in the recital section.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Ancillary Agreements and all other documents executed in connection with the consummation of the Transactions contemplated by this Agreement.
“Transfer Taxes” has the meaning set forth in Section 3.4.
“Transition Services Agreement” the Transition Services Agreement, to be dated as of the Closing Date, by and among the Seller and Buyer, in substantially the form of Exhibit D attached hereto.
“WARN Act” has the meaning set forth in Section 5.13(e).
“$” means United States dollars.
1.2    Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section or paragraph of, or Exhibit or Schedule to, this Agreement unless otherwise specified; (e) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation”, unless otherwise specified; (f) the word “shall” shall be construed to have the same meaning and effect of the word “will”; (g) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, from time to time, and all rules and regulations promulgated thereunder; (i) the word “or” shall not be deemed exclusive; and (j) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.
ARTICLE II
PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES
2.1    Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in, to and under all of the assets, properties and rights (including contractual rights) of every kind and description, real, personal or mixed, tangible or intangible, absolute or contingent, wherever located, whether or not reflected on the Books and Records of Seller used or held for use in, related to or necessary for the operation of the Business, except for the Excluded Assets (collectively, the “Acquired Assets”), free and clear of all Liens, other than Permitted Liens, provided, that unless otherwise specified, the underlying obligations associated with such Permitted Liens, shall constitute Excluded Liabilities. Without limiting the foregoing, the Acquired Assets shall include each of the following:

(a)    [reserved];
(b)    all Tangible Property used in, held for use in, or necessary for the operation of, the Business, including the Tangible Property set forth on Schedule 2.1(b) (the “Business Tangible Property”);
(c)    rights under all leases of Real Property used in, held for use in, or necessary for the operation of, the Business, including the leases set forth on Schedule 2.1(c) (“Business Leasehold Property”);
(d)    (i) the rights of Seller under all Contracts set forth on Schedule 2.1(d), (ii) all rights of Seller under any Contracts with customers, preferred partners, strategic partners, exchange partners, vendors or clients of the Business in effect on the Closing Date, (iii) the rights of Seller under all Material Contracts, and (iv) other than the Excluded Contracts, all rights of Seller under Contracts entered into after the date hereof that are used in, held for use in, or necessary for the operation of, the Business and that Buyer has given prior written consent to and agrees in writing to assume as an Acquired Asset (collectively, the “Business Contracts”);
(e)    all Seller Intellectual Property, Seller Technology and Platform(s);
(f)    all other intangible rights and property, including going concern value and goodwill, of the Business;
(g)    copies, of where available, originals, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, internal financial statements and marketing and promotional surveys, material and research, that primarily relate to the Business or the Acquired Assets, other than books and records set forth in Section 2.2(c) (the “Books and Records”);
(h)    all of the Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Acquired Assets;
(i)    all trade receivables, prepaid charges, expenses, and fees relating to the Business except for those set forth on Schedule 2.1(i); and
(j)    all Authorizations of the Company, including but not limited to, all certificates, licenses, registrations and other similar rights obtained from all public and professional authorities, as set forth on Schedule 2.1(j).
Notwithstanding the foregoing, Seller may retain and use copies of any Contracts or Books and Records that are required to be retained pursuant to any legal requirement, for financial reporting purposes, for Tax purposes, or otherwise in connection with the Excluded Liabilities. At the Closing, Seller shall deliver all Seller Intellectual Property, Seller Technology and Platforms to Buyer in the manner specified by Buyer and to the maximum extent practicable, by electronic means in a manner specified by Buyer. Seller shall not retain in its possession or control any Seller Intellectual Property, Seller Technology and Platforms or any copy thereof.
2.2    Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing:
(a)    all properties, rights and assets of Seller reflected on Schedule 2.2(a);
(b)    all Contracts set forth on Schedule 2.2(b) (collectively, the “Excluded Contracts”);
(c)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;
(d)    all insurance policies of the Seller and all rights to applicable claims and proceeds thereunder;
(e)    all Tax assets (including duty and Tax refunds and prepayments) of the Seller;
(f)    all rights to any action, suit or claim of any nature available to or being pursued by the Seller, whether arising by way of counterclaim or otherwise; and
(g)    the rights which accrue or will accrue to Seller under the Transaction Documents.
2.3    Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall assume and thereafter pay, perform and discharge when due, only (a) the executory Liabilities under the Business Contracts that arise from events and circumstances occurring after the Closing; and (b) any accounts payable and accrued liabilities arising in the Ordinary Course that are included in the calculations of Current Liabilities on the Closing Date Statement (collectively, the “Assumed Liabilities”).
2.4    Liabilities Not Assumed. Other than the Assumed Liabilities, Buyer shall not assume or otherwise be responsible for any other Liabilities of Seller (including any predecessor of Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter (collectively, the “Excluded Liabilities”). Seller shall be responsible for the Excluded Liabilities, which shall be paid, performed and discharged by Seller. Without limiting the foregoing, Excluded Liabilities shall mean every Liability of Seller other than Assumed Liabilities, including:
(a)    all Liabilities of Seller arising from events and circumstances occurring on or prior to the Closing;

(b)    those Liabilities related to the Business Contracts arising from events and circumstances occurring on or prior to the Closing;
(c)    all Liabilities related to the Business or the Acquired Assets incurred or occurring at or prior to the Closing, whether currently in existence or arising hereafter;
(d)    all Liabilities related to a Seller Benefit Plan;
(e)    all Liabilities relating to trade payables that are not Assumed Liabilities or intercompany payables, but only to the extent not included in the calculation of Net Tangible Assets;
(f)    any liabilities or obligations for Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for Pre-Closing Tax Period;
(g)    all Liabilities related to Employees of Seller arising from events and circumstances occurring on or prior to the Closing;
(h)    all Liabilities related to any claim by a stockholder of Seller; and
(i)    all Liabilities related to Indebtedness remaining unpaid after Closing.
2.5    Transfer of Acquired Assets and Assumed Liabilities. The Acquired Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Acquired Assets and an assumption of the Assumed Liabilities. Such transfer and assumption agreements shall include the Bill of Sale and the Assignment and Assumption Agreement, which shall be executed no later than at or as of the Closing by Seller and Buyer, as appropriate.
2.6    Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties.
(a)    From time to time following the Closing (but no later than eighteen (18) months following the Closing), Seller and Buyer shall, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey to Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to fully and effectively transfer, assign and convey to Buyer and its respective successors and assigns, the Assumed Liabilities intended to be assumed by Buyer under this Agreement, and to otherwise make effective the Transactions contemplated hereby and to confirm Buyer’s right, title or interest in the Acquired Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto, including (i) transferring and/or delivering back to Seller any asset or liability not contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which asset or liability was transferred and/or delivered to Buyer at or after the Closing and (ii) transferring and/or delivering to Buyer any asset or liability contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which was not transferred and/or delivered to Buyer at or after the Closing.

(b)    Nothing in this Agreement nor the consummation of the Transactions contemplated hereby shall be construed as an attempt or agreement to sell, transfer, assign, convey or deliver any asset, property or right to Buyer (provided, that this Section 2.6(b) shall not affect whether any asset, property or right shall be deemed to be an Acquired Asset for any other purpose under this Agreement) or for Buyer and its successors and assigns to assume any Assumed Liability which by its terms or by Law is not transferable or nonassignable, as applicable, without the consent or waiver of a third party or is cancelable by a third party in the event of such a transfer or assignment without the consent or waiver of such third party, in each case unless and until such consent or waiver shall have been obtained (collectively, “Non-Assignable Assets”).
(c)    Seller shall use its reasonable best efforts to obtain, or to cause to be obtained, any consent or waiver that is required for Seller to sell, transfer, assign, convey and deliver the Acquired Assets to Buyer pursuant to this Agreement. To the extent permitted by applicable Law, in the event any such consent or waiver cannot be obtained prior to Closing, (i) the Non-Assignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by Seller in trust for the benefit of Buyer, and all benefits and obligations existing thereunder shall be for Buyer’s account, (ii) Buyer shall pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller) all of the covenants and obligations of Seller incurred after the Closing with respect to such Non-Assignable Asset, (iii) Seller shall take or cause to be taken at its own expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of such Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and promptly pay over to Buyer all money or other consideration received by it in respect of such Non-Assignable Assets, (iv) Buyer and Seller shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement and the other Transaction Documents and (v) Buyer shall promptly reimburse all reasonable expenses incurred by Seller in connection with obligations set forth in the second sentence of this Section 2.6(c). Seller’s obligations pursuant to this Section 2.6(c) shall expire eighteen (18) months after the Closing Date.
(d)    As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller under the Non-Assignable Assets.
(e)    From time to time after the Closing (but no later than eighteen (18) months following the Closing), Seller shall execute and deliver such other instruments of transfer and documents related thereto and take such other action as Buyer may reasonably request in order to more effectively transfer to Buyer, and to place Buyer in possession and control of, the Acquired Assets, or to enable Buyer to exercise and enjoy all rights and benefits of Seller with respect thereto. Buyer shall take such actions as Seller may reasonably request in order to assure Buyer’s assumption of the Assumed Liabilities. Buyer shall promptly reimburse all reasonable expenses incurred by Seller in connection with obligations set forth in this Section 2.6(e).

ARTICLE III
PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE; TRANSFER TAXES
3.1    Purchase Price.
(a)    Closing Purchase Price. Subject to adjustment in accordance with Section 3.2 below, the Purchase Price shall be an amount equal to the Base Closing Purchase Price, minus the amount of any Net Tangible Asset Decrease, or plus the amount of any Net Tangible Asset Increase (as the case may be) (the resulting amount, the “Closing Purchase Price”).
(b)    Payments at Closing. At the Closing, Buyer shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds:
(i)    to the Escrow Agent, an amount in cash equal to the Escrow Amount by wire transfer of immediately available funds to the Escrow Account designated by the Escrow Agent pursuant to the Escrow Agreement;
(ii)    on behalf of the Seller, the amounts payable to each counterparty or holder of Indebtedness identified on Schedule 3.1(b)(ii) (the “Indebtedness Amount”) in order to fully discharge such Indebtedness and terminate all applicable obligations and liabilities of the Seller; and
(iii)    to the Seller, an amount in cash equal to the Closing Purchase Price minus the Indebtedness Amount, minus the Escrow Amount (the resulting amount, the “Net Closing Purchase Price”), by wire transfer of immediately available funds to the account (or accounts) designated by the Seller.
(c)    Earn-Out Payments.
(i)    If, during the period beginning immediately after the Closing and ending on the six (6) month anniversary of the Closing Date (the “Earn-Out Period”), Buyer enters into an Earn-Out Agreement, Buyer shall pay earn-out amounts to Seller equal to one times (1.00x) the recurring revenues billed and collected by Buyer (excluding any revenues associated with or collected by Buyer for or on behalf of a third party, including in connection with any partnership arrangement set forth in the Earn-Out Agreement), in respect of the Earn-Out Agreement for the initial twelve (12) months following the first recurring revenue for such agreement being billed (such amount, the “Earn-Out Amount,” and, such period, the “Determination Period”), provided however, that in no event will the Determination Period extend past 15 months of execution of the Earn-Out Agreement. Buyer shall use good faith commercially reasonable efforts to minimize the period of time between the execution of the Earn-Out Agreement and the date on which the first recurring revenue thereunder is billed. For the avoidance of doubt, if the first recurring revenue for the Earn-Out Agreement is billed six months after the execution of the Earn-Out Agreement, Buyer shall only be entitled to the Earn-Out Amounts for nine months after recurring revenue is first billed. Notwithstanding the foregoing, Earn-Out Amounts will include recurring revenues billed within the Determination Period and collected within the period after being invoiced set forth in the Earn-Out Agreement; and Buyer shall use good faith commercial efforts to collect such recurring revenues with such period. The Earn-Out Amount will not take into account any amendment to the Earn-Out Agreement that increases recurring revenues if such amendment is entered into after the Earn-Out Period and such amendment represents an increase in scope (in terms of number of buildings and/or additional services) from the Fannie Mae RFP.
(ii)    Buyer shall provide prompt written notice to Seller of the effectiveness of an Earn-Out Agreement. Within thirty (30) days after (i) the first six calendar months of the Determination Period, and (ii) the end of each calendar month of the Determination Period thereafter, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller a statement (the “Earn-Out Statement”) setting forth in reasonable detail Buyer’s calculation of the Earn-Out Amount for such period. Together with the Earn-Out Statement, Buyer shall provide the Seller with reasonable supporting documentation of such calculation.
(iii)    If the Seller objects to Buyer’s calculation of the Earn-Out Amount set forth in such Earn-Out Statement, then, within 30 days after the delivery to the Seller of the Earn-Out Statement (the “Earn-Out Review Period”), the Seller shall deliver to Buyer a written notice (an “Earn-Out Dispute Notice”) describing in reasonable detail (including all supporting calculations, schedules and documentation) the Seller’s objections to Buyer’s calculation of the amounts set forth in such Earn-Out Statement and containing a statement setting forth the calculation of the Earn-Out Amount determined by the Seller to be correct. If the Seller does not deliver an Earn-Out Dispute Notice to Buyer during the Earn-Out Review Period, then Buyer’s calculation of such Earn-Out Amount set forth in the Earn-Out Statement shall be binding and conclusive on the Parties. If the Seller timely delivers to Buyer an Earn-Out Dispute Notice, the dispute resolution provisions of Section 3.2 (c)(ii) shall apply mutatis mutandis to determine the final Earn-Out Amount payable to the Seller for such period.
3.2    Purchase Price Adjustment.
(a)    Estimated Closing Date Statement. Not less than five (5) Business Days prior to the Closing Date, the Seller shall deliver to Buyer a statement (the “Estimated Closing Date Statement”) containing a good faith calculation (in reasonable detail), together with reasonably detailed supporting documentation, of the Seller’s best, good faith estimate (without giving effect to the Transactions contemplated hereby) of the Seller’s: (i) Closing Date Net Tangible Assets (the “Estimated Closing Date Net Tangible Assets”) and the components thereof; (ii) Estimated Net Tangible Asset Increase or Estimated Net Tangible Asset Decrease, as the case may be; (iii) the estimated Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”); and (iv) the resulting amount of the Net Closing Purchase Price under Section 3.1(b)(iii) (the resulting amount, the “Estimated Net Closing Purchase Price”). The Seller shall prepare the Estimated Closing Date Statement in good faith in accordance with GAAP Consistently Applied and as set forth on Schedule 3.2(a).
(b)    Closing Date Statement. Within one hundred twenty (120) days after the Closing Date (but in no event later than November 30, 2018), Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller a statement (the “Closing Date Statement”) setting forth in reasonable detail Buyer’s calculation without giving effect to the Transactions contemplated hereby of: (i) the Closing Date Net Tangible Assets (and the components thereto); (ii) the Net Tangible Assets Increase or Net Tangible Assets Decrease, as the case may be; (iii) the Closing Date Indebtedness; and (iv) the resulting amount of the Net Closing Purchase Price under Section 3.1(b)(iii). Together with the Closing Date Statement, Buyer shall provide the Seller with reasonable supporting documentation of such calculation.
(c)    Disputes.
(i)    If the Seller objects to Buyer’s calculation of the Closing Date Net Tangible Assets, the Net Tangible Assets Increase or the Net Tangible Assets Decrease, as the case may be, the Closing Date Indebtedness, or the resulting amount of the Net Closing Purchase Price as set forth in the Closing Date Statement, then, within 30 days after the delivery to the Seller of the Closing Date Statement (the “Review Period”), the Seller shall deliver to Buyer a written notice (a “Dispute Notice”) describing in reasonable detail (including all supporting calculations, schedules and documentation) the Seller’s objections to Buyer’s calculation of the amounts set forth in such Closing Date Statement and containing a statement setting forth the calculation of the Closing Date Net Tangible Assets, the Net Tangible Assets Increase or Net Tangible Assets Decrease, as the case may be, the Closing Date Indebtedness, or the resulting amount of the Net Closing Purchase Price, in each case determined by the Seller to be correct. If the Seller does not deliver a Dispute Notice to Buyer during the Review Period, then Buyer’s calculation of the amounts set forth in the Closing Date Statement shall be binding and conclusive on the Parties.
(ii)    If the Seller timely delivers a Dispute Notice to Buyer, within 30 days following delivery, the Seller and Buyer shall attempt, in good faith, to resolve all disputes between them concerning any matter set forth in the Dispute Notice. If Buyer and the Seller are unable to agree upon the calculation of the amounts set forth in the Closing Date Statement within 30 days after Buyer’s receipt of a Dispute Notice, then Buyer and the Seller shall, upon the request of either Party, agree to arbitrate in a desired location agreeable to both parties, before one arbitrator (the “Arbitrator”), which such arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures to resolve such dispute. Within ten days after the Arbitrator is appointed, Buyer shall forward a copy of the Closing Date Statement to the Arbitrator, and the Seller shall forward a copy of the Dispute Notice to the Arbitrator, together with, in each case, all relevant supporting documentation. The Arbitrator’s role shall be limited to resolving such objections specifically set forth in the Dispute Notice that remain in dispute and determining the correct calculations to be used on such items (including any dispute with respect to the timeliness of delivery or receipt of any Dispute Notice), and the Arbitrator shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct. The Arbitrator shall not assign a value to any item greater than the greatest value for such item claimed by the Seller or Buyer or less than the smallest value for such item claimed by the Seller or Buyer and shall be limited to the selection of either the Seller’s or Buyer’s position on a disputed item (or a position in between the positions of the Seller or Buyer) based solely on presentations and supporting material provided by the Parties (which presentations may not refer to any settlement proposals previously made by the other Party) and not pursuant to any independent review, it being understood that neither Party shall have ex parte communications with the Arbitrator. In resolving such objections, the Arbitrator shall determine whether they are calculated in accordance with this Agreement. The Arbitrator shall deliver to the Seller and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Arbitrator by the Seller and Buyer) of the disputed items submitted to the Arbitrator within 30 calendar days of receipt of such disputed items. The determination by the Arbitrator of the disputed amounts shall be conclusive and binding on the Parties, absent manifest error. The fees and expenses of the Arbitrator for such determination shall be borne 50% by the Seller, on the one hand, and 50% by the Buyer, on the other hand, provided however, if one party (the “Arbitration Payment Party”) makes a determination of the Net Closing Purchase Price that is more than 10% higher or lower than the final Net Closing Purchase Price (and the other party’s determination of the Net Closing Purchase Price is less than 10% higher or lower than the final Net Closing Purchase Price), the Arbitration Payment Party shall be responsible for all of the fees and expenses of the Arbitrator. The Net Closing Purchase Price, as finally determined pursuant to this Section 3.2(c), shall be referred to herein as the “Final Net Closing Purchase Price”.
(d)    Payment of Net Tangible Assets Adjustment.
(i)    If the Final Net Closing Purchase Price exceeds the Estimated Net Closing Purchase Price (such excess, a “Purchase Price Increase”), then Buyer shall, within five (5) Business Days following the final determination of the Final Net Closing Purchase Price, pay to Seller an amount equal to the Purchase Price Increase, by wire transfer of immediately available funds to an account (or accounts) designated by the Seller in writing prior to such payment date.
(ii)    If the Estimated Net Closing Purchase Price exceeds the Final Net Closing Purchase Price (such excess, a “Purchase Price Decrease”), then the Seller and Buyer shall, within five (5) Business Days following the final determination of the Final Net Closing Purchase Price, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account an amount equal to the Purchase Price Decrease to Buyer, by wire transfer of immediately available funds to an account (or accounts) designated by Buyer in writing prior to such payment date.
(iii)    Buyer agrees that, except as set forth in ARTICLE VIII, the adjustments to the Estimated Net Closing Purchase Price and the dispute resolution provisions provided for in Section 3.2(c) shall be the exclusive remedies for the matters addressed herein, and that the Escrow Account shall be Buyer’s sole recourse with respect to, payment of the Purchase Price Decrease (if any) required to be made pursuant to Section 3.2(d)(ii).
(iv)    If any payment or transfer required to be made under Section 3.2(d)(i) or Section 3.2(d)(ii) is not made within two (2) Business Days following the final determination of the Final Net Closing Purchase Price, the paying party shall pay interest from the date of final determination of the Final Net Closing Purchase Price until the date paid at a simple rate of interest equal to ten percent (10%) per annum; provided, however, that in no event shall such rate exceed the maximum rate permitted by Law.
(e)    Cooperation. For purposes of complying with the terms set forth in Sections 3.2(c) and 3.2(d), each of Buyer and the Seller shall cooperate with each other and make available to the other Party, the other Party’s Representatives and the Arbitrator all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Date Statement and the resolution of any disputes thereunder; provided, however, that neither Party, nor any of their respective Affiliates and their respective Representatives shall not be required in discharging their obligations pursuant to this Section 3.2 to provide access to or disclose documents or information where, upon the advice of counsel, such access or disclosure would jeopardize privilege, contravene any applicable Laws or violate any obligation of confidentiality to which such access, documents or information may be subject, except where such confidentiality obligation can be remedied by the other Party entering into a separate confidentiality agreement with terms no more restrictive than the confidentiality obligations of the disclosing Party.
(f)    Escrow Matters. At the Closing, the Seller and Buyer shall execute the Escrow Agreement and Buyer will deposit the Escrow Amount with the Escrow Agent in accordance with Section 3.1(b)(i). The Escrow Agent will hold the Escrow Amount pursuant to the terms of the Escrow Agreement until disbursed pursuant to the terms and conditions of the Escrow Agreement.
(g)    Tax Treatment. Any payments made to any Party pursuant to Section 3.2 shall constitute an adjustment to purchase price for Tax purposes and shall be treated as such by the Parties hereto on their Tax Returns to the extent permitted by Law.
3.3    Allocation Schedule.
(a)    Schedule 3.3 sets forth an allocation of the Purchase Price and any Assumed Liabilities (to the extent properly taken into account for U.S. federal income tax purposes) among the Acquired Assets and the covenants set forth in Sections 7.7, 7.8 and 7.9, which schedule was prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Schedule”). To the extent any adjustments to the Purchase Price occur, including pursuant to Section 3.3, Buyer and Seller Representative shall cooperate in good faith to agree on a revised Allocation Schedule for a period of thirty (30) days; and any items as to which Buyer and Seller are unable to agree during such period shall be referred for timely resolution to a mutually acceptable nationally recognized accounting firm, the determination of which disputed items shall be conclusive and binding on Buyer, Seller and their respective Affiliates. The costs of such accounting firm shall be borne equally by Buyer and Seller.
(b)    Each of the Parties hereto shall not, and shall not permit any of its Affiliates to, take a position (except as required pursuant to a final determination by a Taxing Authority) on any Tax Return, or before any Taxing Authority or in any judicial proceeding to the extent Tax issues are raised, that is in any way inconsistent with the Allocation Schedule.
3.4    Transfer Taxes. Buyer and the Seller shall each bear, and to the extent permitted by law shall pay, one-half of any and all sales, use, value added, goods and services, transfer, documentary, stamp, excise, recording and similar transfer Taxes incurred in connection with the purchase and sale of the Acquired Assets or the Business (“Transfer Taxes”), and each Party shall reimburse the other Party for any Transfer Taxes paid by such other Party within fourteen (14) days of such other Party’s written request, and if not so paid shall be a Loss pursuant to Section 8.2(a) or 8.2(b) (as applicable).
ARTICLE IV
THE CLOSING

4.1    The Closing. The closing for the Transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Stradling Yocca Carlson & Rauth, P.C. (“SYCR”), 660 Newport Center Drive, Suite 1600, Newport Beach, CA 92660, on the date hereof or at such other time or on such other date or at such other place as Buyer and Seller may mutually agree upon in writing. The Closing shall be deemed effective as of 12:01 a.m., Pacific Time, on the day after the Closing (the “Closing Date”).
4.2    Deliveries. At the Closing, subject to the terms and conditions contained herein:
(a)    Seller Deliverables. The Seller shall deliver the following items:
(i)    the Ancillary Agreements;
(ii)    the Transition Services Agreement;
(iii)    the Escrow Agreement;
(iv)    all of the Applicable Consents listed on Schedule 4.2(a)(iv) (the “Required Consents”), in form and substance reasonably satisfactory to Buyer;
(v)    a certificate from an authorized officer of Seller to the effect that each of the following conditions has been satisfied:
(A)    the representations and warranties of the Seller contained in this Agreement (i) that are other than the Fundamental Representations, shall be true and correct in all material respects as of the Closing as if made on the Closing Date and (ii) that are Fundamental Representations shall be true and correct in all respects as of the Closing as if made on the Closing Date, in each case, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date;
(B)    the Seller shall have performed in all material respects all of its obligations, covenants and agreements hereunder required to be performed by it at or prior to the Closing;
(C)    there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes, or would reasonably be expected to result in, a Seller Material Adverse Effect.
(vi)    a non-foreign affidavit of the Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code;
(vii)    payoff and Lien release letters (in each case, in form and substance reasonably satisfactory to Buyer) executed by the holders of Indebtedness identified on Schedule 3.1(b)(ii), together with any necessary UCC authorizations or other releases as may be reasonably required to evidence the satisfaction of all obligations with respect to such Indebtedness, and which sets forth (x) the amount required to repay in full all such Indebtedness owed as of Closing, (y) the wire transfer instructions for the repayment of such Indebtedness and (z) a release of all Liens granted by the Seller in connection with such Indebtedness or otherwise arising with respect thereto, effective upon receipt of repayment of such Indebtedness at Closing;
(viii)    executed copies of Proprietary Rights Agreements with Buyer in the form attached hereto as Exhibit I (“Proprietary Rights Agreement”) from each Key Employee.
(b)    Buyer Deliverables. Buyer shall deliver, make or pay, as applicable, the following items to the Seller:
(i)    payment of the Net Closing Purchase Price pursuant to and in accordance with Section 3.1(b)(iii);
(ii)    payment of the Escrow Amount to the Escrow Agent, pursuant to Escrow Agreement;
(iii)    on behalf of the Seller, payment of the Indebtedness Amount to each counterparty or holder of Indebtedness identified on Schedule 3.1(b)(ii);
(iv)    the Escrow Agreement
(v)    the Transition Services Agreement;
(vi)    a certificate from an authorized officer of Buyer to the effect that each of the following conditions has been satisfied:
(A)    the representations and warranties of Buyer contained in this Agreement (i) other than the representations and warranties in Sections 6.1, 6.2 and 6.6, shall be true and correct in all material respects as of the Closing as if made on the Closing Date and (ii) in Sections 6.1, 6.2 and 6.6 shall be true and correct in all respects as of the Closing as if made on the Closing Date, in each case, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date; and
(B)    Buyer shall have performed in all material respects all of its obligations, covenants and agreements hereunder required to be performed by it at or prior to the Closing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that each statement contained in this ARTICLE V is true and correct as of the date hereof and as of the Closing, except as set forth in the Disclosure Schedule.
5.1    Organization and Good Standing; Subsidiaries. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect. The Seller has no subsidiaries.
5.2    Capitalization. Section 5.2 of the Disclosure Schedule sets forth all of the outstanding Equity Interests of Seller. All of the outstanding Equity Interests of Seller have been duly authorized and validly issued, and are fully paid and non-assessable. Other than as set forth in Section 5.2 of the Disclosure Schedule, there are no outstanding options, warrants or other Equity Interests or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other Equity Interests of Seller. There are no Contracts to which Seller is a party or by which Seller is subject, obligating Seller to issue, deliver, grant or sell Equity Interests in Seller. There are no Contracts, contingent or otherwise, obligating Seller to repurchase, redeem or otherwise acquire Equity Interests in Seller. There are no voting agreements, voting trusts, registration rights agreements, shareholder agreements or other similar arrangements with respect to Equity Interests of Seller.
5.3    Authority and Enforceability. Seller has the requisite power and authority to enter into this Agreement and the other Transaction Documents and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each other Transaction Document has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other Parties hereto and thereto, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.
5.4    No Conflicts.
(a)    Except for any notices, filings, consents or approvals set forth in Section 5.4 of the Disclosure Schedule (the “Applicable Consents”), the consummation by Seller of the Transactions contemplated hereby does not (i) conflict with or violate any of the provisions of any of the Organizational Documents of Seller, (ii) conflict with, result in any breach of or loss of any rights under, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require consent of any Person or violate any Material Contract to which Seller is a party, (iii) conflict with or violate any Law applicable to Seller, or (iv) result in the creation of any Liens upon any of the Assets, except in each such case where such violation or Lien would not, individually or in the aggregate (x) reasonably be expected to result in material liability to Seller, the Business or the Assets, taken as a whole or (y) materially delay or impede the performance by Seller of its obligations under this Agreement or the other Transaction Documents or the consummation of the Transactions contemplated hereby or thereby.
(b)    No Authorization or Order of registration, declaration or filing with, or notice to any Governmental Entity is required by Seller in connection with the execution and delivery of this

Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not, individually or in the aggregate (x) reasonably be expected to result in material liability to Seller, the Business or the Assets, taken as a whole or (y) materially delay or impede the performance by Seller of its obligations under this Agreement or the other Transaction Documents or the consummation of the Transactions contemplated hereby or thereby. No Authorizations will expire, terminate or fail to continue in full force and effect as a result of the consummation of the Transactions contemplated by this Agreement or the other Transaction Documents.
5.5    Financial Statements.
(a)    True and complete copies of the consolidated balance sheets of the Business for the years ended December 31, 2017 (audited), December 31, 2016 (audited) and December 31, 2015 (unaudited) and the related statements of income, statements of stockholders’ equity and statements of cash flows for the fiscal years ended December 31, 2017 (audited), December 31, 2016 (audited) and December 31, 2015 (unaudited), together with all related notes and schedules thereto (collectively, the “Annual Financial Statements”) and an unaudited consolidated balance sheet of the Business for the six (6) months ended June 30, 2018 and the related unaudited statements of income, statements of stockholders’ equity and statements of cash flows for the six (6) months ended June 30, 2018 (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”), are attached to Section 5.5(a) of the Disclosure Schedules. The Financial Statements accurately reflect the books and records of Seller and have been prepared in accordance with GAAP Consistently Applied (except as may be indicated in the notes to such Financial Statements), and on that basis fairly present in all material respects the Equity Interests, assets, liabilities, cash flows, financial condition and results of operations of Seller and the Business as of the respective dates thereof and for the respective periods indicated, subject to normal, Ordinary Course year-end adjustments and the absence of notes with respect to the Interim Financial Statements. The consolidated balance sheet of the Business as of June 30, 2018 included in the Interim Financial Statements is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.
(b)    Seller does not have any Liabilities except for (i) Liabilities adequately reflected or reserved against in the Interim Balance Sheet, (ii) Liabilities arising in the Ordinary Course incurred since the Interim Balance Sheet Date (none of which Liabilities relate to (x) any breach of a Contract, (y) the violation of any Law or (z) any Proceeding); (iii) arising pursuant to this Agreement; or (vi) as would not reasonably be expected to have a Seller Material Adverse Effect, individually or in the aggregate.
(c)    Seller maintains a system of accounting and internal controls effective to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of Seller and the Business in accordance in all material respects with GAAP Consistently Applied. Based on its most recent evaluation or survey of internal control prior to the date hereof, Seller has disclosed to its auditors, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting and any such disclosures have been Made Available to Buyer.
5.6    Taxes.
(a)    Seller has timely and properly filed all Tax Returns required to be filed by Seller, taking into account any permitted extension of time to file granted to or obtained on behalf of Seller. All such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. There exists no extension of time within which to file any Tax Return of Seller other than any extensions which are automatically granted. No claim has been made by a Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Tax in that jurisdiction. All Taxes due and owing by Seller (whether or not shown on any Tax Returns) have been timely paid.
(b)    The unpaid Taxes of Seller did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto). Since the Interim Balance Sheet Date, Seller has not incurred any liability for Taxes outside the Ordinary Course.
(c)    No deficiencies for Taxes with respect to Seller have been claimed, proposed or assessed by any Tax authority. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Seller. Seller has not, and no predecessor thereof has, waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.
(d)    Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of Seller or other Person and all applicable Tax Returns with respect to such payments are true, complete and correct in all material respects and have been timely filed with the applicable Tax authority.
(e)    There are no Liens for Taxes upon any property or asset of Seller (other than statutory liens for current Taxes not yet due and payable).
(f)    Seller has not ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. Seller does not have any liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise. Seller is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract, other than commercial agreements entered in the Ordinary Course.

(g)    Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting prior to the Closing Date, (ii) use of an improper method of accounting prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable state, local or foreign Tax Law) executed on or before the Closing Date, (iv) any installment sale or other open transaction completed on or before the Closing Date, (v) any prepaid amounts received on or before the Closing Date, (vi) election made under Section 108(i) of the Code prior to the Closing, or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Seller from any period ending on or before the Closing Date to any period ending after such date.
(h)    Seller has not been a party to a transaction that is “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.
(i)    Seller has not distributed the stock of any corporation or had its stock distributed by another Person in a transaction satisfying or intending to satisfy the requirements of Section 355 of the Code.
(j)    Seller has not received any private letter ruling from the IRS (or any comparable ruling from any other Governmental Entity). The consummation of the Transactions contemplated by this Agreement will not result in the loss of any Tax holiday, Tax abatement or similar Tax benefit.
(k)    Seller is not, and has never been, a resident for Tax purposes in any country other than the United States and has, or has ever had, a permanent establishment (or an office or fixed place of business) in a country other than the United States.
(l)    Seller does not have any liability for Taxes or penalties as a result of engaging in a “prohibited transaction” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, and any amounts held at any time by Seller (including any accrued interest thereon) that reasonably could result in a liability for such Tax or penalty have been, to the extent required by Law, timely paid over to the applicable Person for whose benefit Seller held such amounts.
5.7    Legal Proceedings and Compliance with Law.
(a)    Except as set forth on Section 5.7(a) of the Disclosure Schedule, there is, and since December 31, 2015 there has been, no Proceeding or Order that is or was pending or, to the Seller’s Knowledge, threatened (i) against or involving, directly or indirectly, Seller or (ii) seeking to prevent or challenge any of the Transactions contemplated hereby. Except as set forth on Section 5.7(a) of the Disclosure Schedule, all activities of Seller and its officers, directors, agents and employees are, and since December 31, 2015 have been, conducted in compliance with all Laws to which the Business and the Assets are subject, except to the extent that any noncompliance, individually or in the aggregate, would not be reasonably likely to result in a Seller Material Adverse Effect. Seller has not since December 31, 2015 received or been subject to any written notice, or claim, by any Governmental Entity alleging any violations of any Law nor, to Seller’s Knowledge, has any such notice or claim been threatened.
(b)    Seller and its employees, own, hold, possess or lawfully use in the operation of the Business all Authorizations which are necessary for the conduct of the Business, except to the extent that any failure to obtain any such Authorizations, individually or in the aggregate, would not be reasonably likely to result in a Seller Material Adverse Effect. Such Authorizations are valid and in full force and effect and, Seller is not subject to any audit, inspection, investigation or Proceeding by any Governmental Entity that would reasonably be expected to result in any modification, limitation, suspension, termination, revocation, restriction, withdrawal or non-renewal thereof. Since December 31, 2015, Seller has not received or been subject to any written notice, or claim, by any Governmental Entity alleging any violations of the Authorizations nor, to Seller’s Knowledge, has any such notice, or claim, been threatened. All applications for or renewals of all such Authorizations, including any material filings, reports, documents, notices and/or copies of any Contracts required to be filed or furnished to any Governmental Entity by Seller, on behalf of itself or its employees, as related to any Authorizations have been timely filed and made; and all such filings, reports, documents, applications, notices and Contracts were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing such that no liability exists in respect of Seller and its employees with respect to such filings). Section 5.7(b) of the Disclosure Schedules contains a complete list, as of the date hereof, of all Authorizations that are currently used by Seller in connection with the conduct of the Business.
(c)    Notwithstanding any other provisions of this Agreement, Section 5.6 contains the Company’s sole representations and warranties regarding Taxes, and Section 5.12 contains the Company’s sole representations and warranties regarding ERISA and employee benefit plan matters, in each case with respect to compliance with applicable Law.
5.8    Real Property. Seller does not own any real property. Section 5.8 of the Disclosure Schedule contains a list of all Real Property Leases under which Seller uses or otherwise occupies any real property (the “Leased Real Property”), together with a description of the address and, if applicable, the offices or suites comprising such Leased Real Property. Seller has Made Available to Buyer or its counsel a true and complete copy of each Real Property Lease in effect with respect to the Leased Real Property. Each Real Property Lease is valid and binding on the Seller in accordance with its terms and is in full force and effect, except where such failure to be valid and enforceable in accordance with its terms do not and would not reasonably be expected to impair the use or occupancy of the Leased Real Property or the operation of the Business conducted thereon. None of the Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect. Other than the Leased Real Property, Seller does not currently possess, use, lease or operate any real property presently in connection with the operation of the Business. None of the Leased Real Property is the subject of any pending nor, to Seller’s Knowledge, threatened, condemnation or eminent domain proceeding. No casualty event has occurred with respect to any of the Leased Real Property that has not been fully remedied.

5.9    Intellectual Property.
(a)    Section 5.9(a) of the Disclosure Schedule sets forth a list of (i) all Marks, domain names, Copyrights, and Patents issued by or registered with a Governmental Entity and applications for any of the foregoing that are included in the Seller Owned Intellectual Property, (ii) all unregistered Marks, trade names, fictitious names, logotypes, designs and corporate names included in the Seller Intellectual Property, and Platforms owned by Seller (the “Scheduled Intellectual Property”).
(b)    Except as set forth on Section 5.9(b) of the Disclosure Schedule:
(i)    Seller is the sole and exclusive owner of, free and clear of all Liens (other than Permitted Liens), or has been granted a valid license to use, all Seller Intellectual Property and Seller Technology. The consummation by Seller of the Transactions contemplated hereby will not result in the loss, termination, or impairment of any rights of Seller in any Intellectual Property that is material to the Business. For the avoidance of doubt, the representations and warranties set forth in this Section 5.9(b)(i) are the sole representations and warranties of the Seller with respect to its ownership and title to the Seller Intellectual Property and Seller Technology and any Liens related thereto.
(ii)    The Seller Intellectual Property constitutes all of the Intellectual Property used or useful in, held for use in, related to or reasonably necessary for the current operation of the Business and for the presently proposed operation of the Business in the manner set forth on Section 5.9(b)(ii) of the Disclosure Schedule. The Seller Technology constitutes all of the Technology used or useful in, held for use in, related to or reasonably necessary for the current operation of the Business and for the presently proposed operation of the Business in the manner set forth on Section 5.9(b)(ii) of the Disclosure Schedule.
(iii)    All Scheduled Intellectual Property is currently in material compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), is valid and enforceable, and is not subject to any unpaid maintenance or renewal fees or taxes or actions falling due within ninety (90) days after the Closing Date. All appropriate applications, documents, recordations, and certificates in connection with such Scheduled Intellectual Property have been filed with the relevant authorities for the purposes of maintaining or prosecuting such Scheduled Intellectual Property. There are no pending or, to the Knowledge of Seller, threatened interferences, re-examinations, oppositions, cancellation proceedings, or other challenges to the validity, enforceability, registration, or ownership of any Seller Intellectual Property.
(iv)    The operation of the Business as currently conducted (including the license, sale or distribution by Seller of the Platform) does not (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate the rights of any Person (including rights to privacy or publicity) or (iii) entitle any third party to any interest therein, or right to compensation from Seller or its successors or assigns. No Proceedings are pending, and Seller has not received any charge, complaint, claim, demand, or notice during the past five (5) years (or earlier, if presently not resolved), alleging that Seller has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person in connection with the Business. To Seller’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Seller Owned Intellectual Property, and no such claims of infringement, misappropriation, dilution, or violation have been made in writing against any Person by Seller.
(v)    Section 5.9(b)(v) of the Disclosure Schedule lists all Open Source Software that has been used by or incorporated into any Platform or Seller Intellectual Property in any way and describes the manner in which such Open Source Software was used or incorporated (such description shall include whether (and, if so, how) the Open Source Software was modified or distributed by Seller). Seller has not used Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Platform or Seller Intellectual Property, (ii) require the licensing of any Platform or Seller Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Platform or Seller Intellectual Property, (iv) create, or purport to create, obligations for Seller with respect to Intellectual Property rights owned by or purported to be owned by Seller or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights owned by or purported to be owned by Seller, or (v) impose any other limitation, restriction, or condition on the right of Seller to use or distribute any Platform or Seller Intellectual Property. With respect to any Open Source Software that are or have been used by Seller in any way, Seller has been and is in material compliance with all applicable licenses with respect thereto.
(vi)    No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any Seller Intellectual Property or Platform.
(vii)    Neither this Agreement nor the Transactions contemplated herein, including the assignment to Buyer of Seller Intellectual Property or other Contracts, will result in (i) the loss or impairment of any Seller Intellectual Property licensed to Seller under any Inbound License, (ii) Buyer’s granting to any third party any right to or with respect to any Seller Intellectual Property owned by or licensed to Buyer, (iii) Buyer being bound by, or subject to, any non-compete or other restriction, on the operation or scope of its businesses, properties or assets, including any restriction on providing services to customers or potential customers in any geographic area during any period time or in any segment of the market, or (iv) Buyer being obligated to pay any royalties or other amounts to any third party.
(viii)    Copies of Seller’s standard form(s) of agreements granting customers or end users the right to use the Platform (collectively, the “Standard Customer Agreements”) have been Made Available to Buyer. Section 5.9(b)(viii)(A) of the Disclosure Schedule lists all agreements pursuant to which Seller has licensed or otherwise acquired any rights or interests in or to any third party Intellectual Property (other than Shrink-Wrap Code) used in, held for use in or necessary to (1) the operation of the Business or (2) the development of operation of the Platform (the “Inbound Licenses”). Section 5.9(b)(viii)(B) of the Disclosure Schedule lists all out-bound license agreements other than non-exclusive agreements that do not differ in any material respect from the Standard Customer Agreements. All Inbound Licenses will be fully transferable, alienable and licensable by Seller to Buyer without restriction and without payment of any kind to any third party. Section 5.9(b)(viii)(C) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by Seller to any other third party (other than sales commissions paid to employees according to Seller’s standard commissions plans) upon or for the use of any Seller Intellectual Property. Neither the Platform nor the development, creation or acquisition thereof by Seller is subject to, or is in violation of, any agreement between Seller or any third party. There are no Inbound Licenses or out-bound licenses under which there is any dispute or, to the Knowledge of Seller, any threatened dispute regarding the scope of such Contract or performance under such Contract.
(ix)    All current and former Employees and Service Providers involved in the development of Seller Intellectual Property or Seller Technology have executed agreements assigning or otherwise vesting ownership of such Intellectual Property in Seller (or its predecessor) that do not differ in any material respect from the Seller’s standard Inventions and Non-Disclosure Agreement attached as Section 5.9(b)(ix) of the Disclosure Schedule. No such Person has a valid claim of ownership in any Seller Intellectual Property, or has the right to receive any royalties or other fees from Seller for such Seller Intellectual Property.
(x)    Seller has used commercially reasonable efforts, consistent with customary industry practices, to maintain, police and protect the Seller Intellectual Property related to the Business, and to maintain the confidentiality of all trade secrets related to the Business. There has been no unauthorized disclosure or use of any trade secret of Seller.
(xi)    The computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Business, including the Platform (collectively, the “IT Assets”) operate and perform in all material respects as required by the Business and have not malfunctioned or failed within the past three (3) years. Seller has in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. To Seller’s Knowledge, there has been no security breach or unauthorized access to the IT Assets which has resulted in unauthorized access, modification, corruption, encryption, use or disclosure of any information related to the Business that is contained therein. With respect to the Business, Seller has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.
(xii)    Seller is not currently bound by or subject to any Contract containing (i) any obligation on the part of Seller to deposit any source code related to any Platform (“Seller Source Code”) with any third party, or (ii) any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert or enforce any Seller Intellectual Property anywhere in the world.
(xiii)    Seller has never disclosed or distributed any Seller Source Code to anyone other than an employee or independent contractor of Seller who had a need to view such Seller Source Code in order to perform his, her or its duties for Seller and who was bound by obligations to maintain the confidentiality of such Seller Source Code and to treat such Seller Source Code in a manner that would not diminish or harm any of Seller’s rights in Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of any Seller Source Code to any third party who is not an employee or independent contractor of Seller with a need to view such Seller Source Code in order to perform his, her or its duties for Seller and would be bound by valid and enforceable obligations to keep such Seller Source Code confidential.
(xiv)    To Seller’s Knowledge, all Platforms (i) are free of any viruses, worms and other material known contaminants, (ii) do not contain any bugs, errors or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems, and (iii) do not contain any code capable of performing or facilitating, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of a computer system or network or other device on which such code is stored or installed; or (B) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent. No material software vulnerabilities have affected all or any portion of any or all Platforms in the past three (3) years.
5.10    Absence of Certain Changes. Except as set forth on Section 5.10 of the Disclosure Schedule or as contemplated by this Agreement, there has not been, with respect to Seller, any of the items specified below since the Interim Balance Sheet Date:
(a)    any change that has had or is reasonably likely to have a Seller Material Adverse Effect;
(b)    any increase or modifications in (i) the compensation payable or to become payable to any director, officer, employee or agent of Seller, except for increases or modifications required by the terms and provisions of any Seller Benefit Plan or Contract (including any offer letter) between the employee and Seller, each of which is listed in Section 5.10(b) of the Disclosure Schedules or (ii) any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to any director, officer, employee or agent of Seller;
(c)    any sale or other disposition of any of the Assets not shown or reflected on the Interim Balance Sheet, except in the Ordinary Course and on arm’s-length terms;
(d)    any incurrence, assumption or guarantee of any Indebtedness, except unsecured current obligations and Liabilities incurred in the Ordinary Course;
(e)    any change in accounting or Tax accounting methods or practices, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements; filing of, change in or revocation of any Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; filing of any amended Tax Return; entrance into any tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or any incurrence of any other similar action if such action would have the effect of increasing the Tax liability of Seller for any period ending after the Closing Date;
(f)    any merger or consolidation with or into any other Person, or any dissolution, wind-up or liquidation;

(g)    any acquisition of Equity Interests of a corporation, partnership, limited liability company, other business organization or division thereof or any assets or properties, except in the Ordinary Course;
(h)    any entrance into any joint venture, partnership or similar arrangement;
(i)    any mortgage, pledge, encumbrance or the subjecting to any Lien (other than Permitted Liens) of any material assets or properties of Seller, other than in the Ordinary Course;
(j)    any amendment, modification or termination of any Material Contract, waiver of any material benefits under any Material Contract or entrance into any Contract, that, if entered into prior to the date hereof, would constitute a Material Contract, other than in the Ordinary Course;
(k)    any incurrence or commitment to incur any capital expenditures in excess of $10,000 individually, or $20,000 in the aggregate;
(l)    any cancelation, compromise or settlement of any Proceeding or entrance into any consent decree or settlement agreement with any Governmental Entity;
(m)    any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Seller;
(n)    any establishment of, adoption of, entrance into, amendment or termination of any Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former employees, contractors or consultants of Seller;
(o)    any sale, transfer, assignment, ownership, licensing, abandonment, dedication to the public, lapse or other disposition of any Seller Owned Intellectual Property, except in the Ordinary Course; or
(p)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
5.11    Material Contracts.
(a)    Except as set forth on Section 5.11(a) of the Disclosure Schedule, Seller is not a party to any Contracts of the following types (each, a “Material Contract”):
(i)    Contracts providing for the grant of a license to use the Platform and/or implementation services related thereto and Contracts entered into in connection with the Platform (including software sold as a service, maintenance and/or access to postal directories);
(ii)    Contracts relating to the development, licensing or use of any Intellectual Property of Seller;

(iii)    joint venture agreements, partnership agreements or similar agreements involving Seller;
(iv)    Contracts restricting any of Seller from engaging in any lines of business or with any Person or in any geographic area or during any time period;
(v)    loan agreements, notes, mortgages, indentures, security agreements, letters of credit or other Contracts for Indebtedness by Seller;
(vi)    Contracts between Seller and any of its officers, managers, partners or other Affiliates;
(vii)    Contracts with any Governmental Entity;
(viii)    Contracts with Major Clients or Major Vendors;
(ix)    Contracts pursuant to which (A) revenues to Seller for the year ended December 31, 2017 were at least $10,000 or (B) expenditures by Seller for the year ended December 31, 2017 were at least $10,000, to the extent not Contracts with Major Clients or Major Vendors;
(x)    any (A) Real Property Leases or (B) Contracts under which Seller is a lessor of or permits any third party to hold or operate any real or tangible property;
(xi)    bonus, pension, profit sharing, retirement or other form of deferred compensation plans;
(xii)    all Contracts relating to any Equity Interests of Seller or rights in connection therewith (other than the Transaction Documents);
(xiii)    Contracts that relate to the future disposition or acquisition of assets or properties by Seller outside the Ordinary Course or any merger or business combination with respect to Seller (other than the Transaction Documents);
(xiv)    Contracts involving payments with an insurer, carrier, health care service plan or other ancillary benefits plan;
(xv)    each collective bargaining agreement or other Contract with any labor union, works council or other labor organization; and
(xvi)    any employment, severance, retention, change-in-control, bonus or other Contract with any current or former Employee or Service Provider (A) providing for annual cash or other compensation which may exceed $150,000, (B) that provides for the payment or acceleration of any cash or other compensation or benefits in connection with the consummation of the Transactions contemplated by this Agreement or (C) that may not be terminated at will without penalty or Liability.

(b)    A true and complete copy of each Material Contract has been Made Available to Buyer. Each Material Contract is valid and binding on Seller, and, to the Knowledge of Seller, on each other party thereto, and is in full force and effect. Seller is not (nor, to the Knowledge of the Seller, any counterparty) in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any of the Material Contracts.
(c)    To the Knowledge of Seller, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract (in each case, with or without notice or lapse of time or both). Seller has not, within the past twelve months, received any communication from a counterparty to any Material Contract stating any intention to or any threat to terminate or materially impair its business relationship with Seller.
5.12    Employee Benefits.
(a)    Section 5.12(a) of the Disclosure Schedule lists all Seller Benefit Plans, documentation for which has been Made Available to Buyer. With respect to each Seller Benefit Plan, Seller has Made Available to Buyer or its representatives copies of (i) such Seller Benefit Plan and any trust agreement relating to such plan, (ii) the most recent summary plan description for such Seller Benefit Plan for which such summary plan description is required, (iii) the three most recent annual reports on Form 5500 and all attachments thereto filed with the IRS with respect to such Seller Benefit Plan (if applicable), (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Seller Benefit Plan, (v) any non-routine notices, letters or other correspondence from any Governmental Entity related to any Seller Benefit Plan received by Seller in the past three (3) years and (vi) copies of the testing results for the past three (3) years.
(b)    Except as set forth in Section 5.12(b) of the Disclosure Schedule, each Seller Benefit Plan has been established, funded, administered and maintained in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; all contributions, premiums and other payments required to be made with respect to any Seller Benefit Plan on or before the date hereof have been made on a timely basis; and each Seller Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination from the IRS or a favorable opinion letter from the IRS as to its qualified status and no event has occurred and no condition exists which would be reasonably likely to result in the revocation of any such determination. No Seller Benefit Plan is maintained outside the jurisdiction of the United States or provides benefits to any Person outside the jurisdiction of the United States.
(c)    Seller does not maintain, sponsor, contribute to (or is required to contribute to), or have any direct or contingent Liability under or with respect to, and have not within the past six years maintained, sponsored, contributed to (or been required to contribute to) or had any direct or contingent Liability under or with respect to, any plan (including any single employer or multiemployer pension plan) that is or was subject to Title IV of ERISA. Seller does not have any current or potential obligation to pay post-retirement health or welfare benefits to its current or former Employees, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code. Except as set forth in Section 5.12(c) of the Disclosure Schedule, no Seller Benefit Plan is a “multiple employer plan” governed by Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Except as set forth on Section 5.12(c) of the Disclosure Schedule, Seller is in compliance with the employer mandate and reporting requirements of the Patient Protection and Affordable Care Act, as amended.
(d)    With respect to the Seller Benefit Plans, (i) there are no actions, suits or claims pending or, to Seller’s Knowledge, threatened, other than routine claims for benefits, (ii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), and (iii) all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Seller Benefit Plan participant have been filed or distributed.
(e)    Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or, to the Knowledge of Seller, is reasonably expected to be incurred by a participant in any such Seller Benefit Plan. Seller does not have any obligation to compensate any Person for any Tax imposed by Section 409A or Section 4999 of the Code.
(f)    Except as set forth in Section 5.12(f) of the Disclosure Schedule, the consummation of the Transactions contemplated by this Agreement will not, whether alone or in combination with any other event, (i) entitle any current or former Employee or Service Provider of any of Seller to severance pay, unemployment compensation or any other payment, benefit, or award under any Seller Benefit Plan or otherwise, (ii) accelerate or modify the time or payment or vesting, or increase the amount of any benefit, award or compensation due any such current or former Employee or Service Provider under any Seller Benefit Plan or otherwise, (iii) limit or restrict the right of Seller to merge, amend or terminate any Seller Benefit Plan, or (iv) result in any payment under any Seller Benefit Plan or otherwise which would not be deductible under Section 280G of the Code.
5.13    Labor and Employment Matters.
(a)    Except as set forth on Section 5.13(a) of the Disclosure Schedule, (i) Seller is not a party, or otherwise subject, to any collective bargaining agreement or other Contract with respect to any Employees or Service Providers with any labor union, works council or other employee representative body (each, a “Labor Union”), no such Contract is being negotiated by Seller, and Seller is not under any obligation to negotiate with any Labor Unions; (ii) no Employee or Service Provider is represented by a Labor Union; and (iii) there are, and there have been, no pending or threatened labor strikes, slowdowns, work stoppages, lockouts, picketing, labor organization efforts or drives, petitions seeking recognition of a bargaining representative filed with any labor relations board or other Governmental Entity, unfair labor practice complaints or grievances, or other similar labor activities or disputes affecting Seller.
(b)    Seller has Made Available to Buyer or its representatives true and complete information as to the name, current job title or position, classification as exempt or non-exempt (if applicable), hire date, base salary or hourly wage (as applicable), location, and severance and other compensation terms for all Employees and Service Providers of Seller employed or engaged as of the

Closing Date. To the Knowledge of Seller, no current executive, Key Employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with Seller within the twelve (12) month period following the date hereof. No executive or Key Employee of Seller is employed under a non-immigrant work visa or other work authorization that is limited in duration.
(c)    Seller is, and for the past two (2) years has been, in material compliance with all applicable Laws respecting employment, employment practices, and terms and conditions of employment, including but not limited to hiring, background checks, wage and hour matters including meal and rest breaks, payment of minimum wages and overtime pay, Taxes, wage payment and deduction, classification, compensation, benefits, leaves of absence and other time off work, accommodations, equal employment opportunity, discrimination, harassment, retaliation, training, discipline, employee safety and health, immigration, employment eligibility verification, document retention, collective bargaining, notice, layoffs, and termination of employment. Seller has not incurred, and no circumstances exist under which Seller would reasonably be expected to incur, any material liability arising from the failure to pay wages (including overtime wages), the misclassification of employees as consultants or independent contractors under applicable Laws, and/or the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or applicable state or local wage and hour Laws.
(d)    Except as set forth on Section 5.13(d) of the Disclosure Schedule, during the past four (4) years, there have been no lawsuits, administrative proceedings (including complaints, charges, audits, or investigations), or arbitrations pending and, to the Knowledge of Seller, none has been threatened, against Seller, by or on behalf of any Employee or Service Provider or applicant for employment or engagement, or otherwise concerning the employment practices or policies, of Seller.
(e)    Seller is and has been in compliance with the federal Worker Adjustment and Retraining Notification Act of 1988, and any other similar Applicable Law, each as amended (collectively, the “WARN Act”). During the four (4) years prior to the date of this Agreement, Seller has not effectuated a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act). Seller has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date of this Agreement.
5.14    Data Privacy and Security.
(a)    The Seller is, and, with respect to all Contracts at all times since December 31, 2015 has been in compliance with all applicable Laws relating to the safeguarding of and access to Personal Information, including all Privacy and Security Laws, except to the extent that any noncompliance, individually or in the aggregate, would not be reasonably likely to result in a Seller Material Adverse Effect.
(b)    The Seller is, and at all times since December 31, 2015 has been, in all material respects in compliance with their written privacy policies including any privacy policies distributed to employees of customers and privacy policies contained on any websites maintained by or on behalf of the Seller. The Seller’s written privacy policies and its practices concerning the collection, use, storage, registration and disclosure of Personal Information are accurate, comprehensive and fully implemented, and conform, and at all times since December 31, 2015 have conformed, in all material respects, to the

Seller’s contractual commitments (including to its customers and their employees or other users whose Personal Information Seller collects, uses, or stores in the course of the Business). Neither the Transaction Documents nor the Transactions contemplated thereby will violate any applicable Laws or any of the Seller’s written privacy policies. All necessary filings, registrations and/or notifications have been made to Governmental Entities in relation to the processing activities including export of personal data undertaken the by the Seller.
(c)    The Seller contractually requires all third parties, including vendors, marketing partners and other Persons providing services to the Seller who, to any material degree, have access to or receive Personal Information from the Seller to comply with all applicable Laws regarding the use of such Personal Information and to use commercially reasonable efforts to protect such Personal Information against unauthorized access or use. To Seller’s Knowledge, no third party is in breach of its contractual obligations regarding such third party’s use of or access to Personal Information.
(d)    The Seller has used commercially reasonable efforts consistent with all applicable Laws, prevailing industry practices and the Seller’s written privacy policies to protect the integrity, security and confidentiality of all Personal Information maintained by the Seller.
(e)    To the Knowledge of Seller, there has been no material loss, unauthorized or illegal use, processing or disclosure of, or access to, any Personal Information stored or secured by or for the Seller.
(f)    No claims or proceedings have been asserted or, to the Knowledge of Seller, are threatened against the Seller by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights including rights under any of the Seller’s written privacy policies. The Seller is not currently and has not been under investigation by any Governmental Entity or received any oral, written or other claim, complaint, inquiry or notice from any third party or any Governmental Entity related to whether the Seller’s collection, processing, use, storage, maintenance, access, receipt, security and/or disclosure of Personal Information (i) is in violation of any applicable Laws, privacy policies or security policies or (ii) otherwise constitutes an unfair, deceptive or misleading trade practice.
5.15    Insurance. Section 5.15(a) of the Disclosure Schedule sets forth a true and complete list of all material insurance policies in force with respect to the Seller. The Seller has Made Available to Buyer true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the Business, Assets and operations of the Seller (collectively, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full, the Seller is in compliance with the terms and conditions of such Insurance Policies and the Seller has not received any written notice of cancellation of such Insurance Policies. Except as set forth in Section 5.15(b) of the Disclosure Schedule, the Seller does not have any open claims pending against any of the policies listed in Section 5.15(a) of the Disclosure Schedule nor have there been any such claims since December 31, 2015. Section 5.15(c) of the Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Seller pursuant to any Insurance Policies since December 31, 2015, and describes the nature and status of the claims. The Seller has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program. The Seller is and has been covered by in scope and an amount that is reasonable for conducting the Business.
5.16    Affiliate Transactions. No stockholder, director, officer or employee of the Seller, or Affiliate of any such stockholder, director, officer or employee, or Affiliate of Seller, (i) owns or since December 31, 2015 has owned, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any material property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Seller’s business, (B) any Person that has had business dealings or a material financial interest in any transaction with Seller, or (C) any Person that is a vendor, customer or competitor of the Seller except for securities having no more than 1% of the outstanding voting power of any such vendor, customer or competing business which are listed on any national securities exchange, (ii) has had, since December 31, 2015, business dealings or a material financial interest in any transaction with the Seller, other than, in the case of the Seller’s employees, salaries and employee benefits and other transactions pursuant to any Seller Benefit Plans in the Ordinary Course, or (iii) serves as an officer, director or employee of any Person that is a vendor, customer or competitor of Seller.
5.17    Anti-Corruption Laws. Except as set forth in Section 5.17 of the Disclosure Schedule:
(a)    Since December 31, 2015, the Seller and each of its Representatives (i) has complied with, and has not committed any offense under, any Anti-Corruption Law, (ii) has not offered, promised or made payments of money or anything of value, whether directly or indirectly, to any Government Official or to any actual or potential customer, supplier, insurer, agent, broker to: (A) influence any official act or decision, (B) induce such Person to do or omit to do any act in violation of a lawful or Contract duty, (C) secure any improper business advantage or (D) obtain or retain business for, or otherwise direct business to, the Seller and (iii) has not maintained any unrecorded fund or asset of Seller for any improper purpose or made any false entries on the Seller’s books and records.
(b)    Since December 31, 2015, the Seller has not (i) received any whistleblower or other internal or external report or complaint, (ii) conducted any internal investigation, or (iii) received any communication, subpoena or notice of investigation from a Governmental Entity, related to any bribe, rebate, payoff, influence payment, kickback, unlawful payment, act of corruption, or potential violation of any Anti-Corruption Law by the Seller or any Representative thereof.
5.18    Title; Entire Business; Sufficiency.
(a)    The Seller has good and valid title to, a valid leasehold interest in, or a valid license or right to use, the Acquired Assets, free and clear of all Liens except Permitted Liens, and upon the Closing, the Seller will convey to Buyer good and valid title to, a valid leasehold interest in, or a valid license or right to use, the Acquired Assets, free and clear of all Liens except Permitted Liens.
(b)    The Acquired Assets, together with the other rights, licenses, services and benefits to be provided to Buyer pursuant to this Agreement constitute all of the properties, assets, rights and facilities owned, used, held for use, intended for use, leased or licensed by Seller in connection with the Business, except the Excluded Assets. The Acquired Assets, together with the other rights, licenses, services and benefits to be provided to Buyer pursuant to this Agreement, constitute all of the properties, assets, rights and facilities necessary and sufficient to enable Buyer, following the Closing, to continue to conduct the Business in the same manner as currently conducted by the Seller and in the presently proposed manner set forth on Section 5.9(b)(ii) of the Disclosure Schedule. The Acquired Assets are the only assets owned, used, or held for use by the Seller except for the Excluded Assets. Other than the Acquired Assets and except for the Excluded Assets, there are no other properties, assets, rights or facilities owned, used, held for use, intended for use, leased or licensed by the Seller in connection with or that are necessary for the operation of the Business as currently conducted and as presently proposed to be conducted in the manner set forth on Section 5.9(b)(ii) of the Disclosure Schedule.
5.19    Clients and Vendors.
(a)    Clients. Section 5.19(a) of the Disclosure Schedule sets forth the twenty (20) largest clients by revenue of the Business for the fiscal year ended December 31, 2017 (“Major Clients”), together with the revenue derived from each such client for such fiscal year. As of the date hereof, the Seller has not received written or formal notice that any clients listed on Section 5.19(a) of the Disclosure Schedule has cancelled, terminated or materially and adversely modified or intends to cancel or otherwise terminate or materially and adversely modify its relationship with respect to the Business.
(b)    Vendors. Section 5.19(b) of the Disclosure Schedule sets forth the twenty (20) largest vendors of services to the Business for the twelve (12) months immediately preceding the date hereof (“Major Vendors”), together with the amounts paid by the Business to each such vendor for such fiscal year. As of the date hereof, the Seller has not received written or formal notice that any vendor listed on Section 5.19(b) of the Disclosure Schedule has cancelled, terminated or materially and adversely modified or intends to cancel or otherwise terminate or materially and adversely modify its relationship with respect to the Business.
5.20    Export Control and Import Laws.
(a)    The Seller has been and is in compliance with all applicable export control and import Laws, and with applicable Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act of 1976 (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), the Trading with the Enemy Act (50 U.S.C. app. §§1 et seq.), the International Boycott Provisions of Section 999 of the Code, the International Traffic in Arms Regulations (22 C.F.R. §§120 et seq.), the Export Administration Regulations (15 C.F.R. §§730 et seq.), and all rules, regulations and executive orders relating to any of the foregoing, and the Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and the Laws administered by United States Customs and Border Protection (collectively, “Export Control and Import Laws”).
(b)    The Seller has obtained all approvals or licenses necessary for exporting or providing its products in accordance with all applicable Export Control and Import Laws, except where a failure to obtain such approvals and licenses would not reasonably be expected to have a Seller Material Adverse Effect. All such export approvals or licenses in the United States and throughout the world are valid, current, outstanding and in full force and effect.

(c)    The Seller has not received any written or, to the Knowledge of Seller, other communication from any Governmental Entity alleging that the Seller or any of its employees or agents has violated, is not in compliance with, or has any material liability under, any Export Control and Import Laws. The Seller has not made, nor does the Seller intend to make, any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability of the Seller arising under or relating to any Export Control and Import Laws.
5.21    Books and Records. The Seller has made and kept (and Made Available to Buyer) the Books and Records, which, in reasonable detail, accurately and fairly reflect the activities of the Business. The Seller has not engaged in any transaction, maintained any bank account or used any corporate funds in connection with the Business, except as reflected in its normally maintained Books and Records. The Books and Records have been maintained in accordance with sounds business practices, including the maintenance of an adequate system of internal controls.
5.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Seller.
5.23    Disclosure. No representation or warranty or other statement made by the Seller in this Agreement, the Disclosure Schedule, or any certificate or other document delivered hereunder contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.
5.24    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE V, (including the Disclosure Schedule), neither the Seller nor any other Person has made or makes any other express or implied representation or warranty, whether written or oral, on behalf of the Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller, the Business and the Acquired Assets furnished or Made Available to Buyer or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller that each statement contained in this ARTICLE VI is true and correct as of the date hereof and as of Closing.
6.1    Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer and its Subsidiaries taken as a whole.

6.2    Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and the other Transaction Documents and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each other Transaction Document has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.
6.3    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement and the other Transaction Documents by Buyer do not, and the consummation by Buyer of the Transactions contemplated hereby and thereby will not, (i) violate the provisions of any Organizational Document of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) conflict with or violate any Law of any Governmental Entity applicable to Buyer on the date hereof or (iv) result in the creation of any Liens upon any of the assets owned or used by Buyer, except as would not, individually or in the aggregate (x) reasonably be expected to result in material liability to Buyer or (y) materially delay or impede the performance by Buyer of its obligations under this Agreement or the other Transaction Documents or the consummation of the Transactions contemplated hereby or thereby.
(b)    No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to (i) result in material liability to Buyer or (ii) materially impair or delay the ability of Buyer to perform its obligations under this Agreement or the other Transaction Documents or consummate the Transactions contemplated hereby or thereby.
6.4    Legal Proceedings. There is no Proceeding that is pending or, to Buyer’s knowledge, threatened (i) against or involving, directly or indirectly, Buyer executing this Agreement or (ii) seeking to prevent or challenge any of the Transactions contemplated hereby, in each case that would reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder.
6.5    Financial Capability. Buyer (i) has, and at the Closing will have, sufficient funds available to pay the Purchase Price and any expenses incurred or to be paid by Buyer in connection with the Transactions contemplated by this Agreement and the other Transaction Documents, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) as of the date hereof, has not incurred any obligation, commitment, restriction or Liability of any kind which would materially impair or materially and adversely affect Buyer’s right or ability to consummate the Transactions contemplated by this Agreement and the other Transaction Documents.

6.6    Brokers. Neither Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions contemplated by this Agreement and the other Transaction Documents for which the Seller could become liable or obliged.
6.7    Solvency. Assuming (i) the accuracy of all of the representations and warranties of the Seller contained herein (without regard to any qualification by reference to “materiality”, “all material respects”, “Material Adverse Change” or similar qualifications set forth therein) and (ii) that Seller has complied with its covenants under this Agreement, Buyer and the Seller, taken as a whole, shall be solvent and shall: (a) be able to pay their debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on their collective business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Seller. In connection with the Transactions contemplated by this Agreement, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
6.8    No Other Representations or Warranties. It is the explicit intent of each Party hereto that Buyer is not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in this ARTICLE VI.
6.9    Independent Assessment. Buyer has conducted its own independent investigation, review and analysis of the Business and the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents of the Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in ARTICLE V of this Agreement (including the Disclosure Schedule); and (b) neither Seller nor any other Person has made any representation or warranty as to the Seller, the Business, the Acquired Assets or this Agreement, except as expressly set forth in ARTICLE V of this Agreement (including the Disclosure Schedule).
ARTICLE VII
COVENANTS
7.1    Employee Matters.
(a)    Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).
(b)    Each Transferred Employee shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions as are provided to similarly situated employees of Buyer.

(c)    With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Seller Benefit Plan.
(d)    Effective as of the Closing, the Transferred Employees shall cease active participation in the Seller Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Seller Benefit Plans that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers' compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.
(e)    Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 7.1(b), including for purposes of any Seller Benefit Plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing. As of the Closing Date, Buyer shall assume and honor each Transferred Employee's accrued and unused vacation and Buyer shall be solely responsible from and after the Closing Date for the payment of all such accrued and unused vacation days of such Transferred Employees through or in connection with the Closing. Buyer shall be liable and hold the Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Employee, other than an Employee who has received an offer of employment by Buyer on terms and conditions consistent with Section 7.1(b) hereof and declines such offer; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.
(f)    This Section 7.1 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 7.1, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.1. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 7.1 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.
7.2    Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Transactions contemplated by this Agreement will be issued at such time and in such manner as Buyer determines after consultation with Seller. Buyer and Seller will consult with each other concerning the means by which the employees, customers, vendors and others having dealings with Seller will be informed of the Transactions contemplated by this Agreement, and Buyer has the right to be present for any such communication. Nothing in this Section 7.2 shall prohibit Buyer from making any public announcement if it reasonably determines that such public announcement is required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market.
7.3    Third Party Consents. Buyer and Seller shall use commercially reasonable efforts as promptly as possible after Closing to obtain in writing the Applicable Consents not otherwise obtained prior to Closing, or to procure a reasonably satisfactory alternative arrangement.
7.4    Confidentiality. Notwithstanding anything herein to the contrary, the Parties agree that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. After the Closing Date, Seller shall not, and shall cause its Affiliates and its and their Representatives not to, directly or indirectly, without the prior written consent of Buyer, disclose to any third party any confidential or proprietary information related to the Business; provided, that the foregoing restriction shall not (i) apply to any information (A) that becomes generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 7.4) or (B) is independently developed by Seller or any of its Affiliates after Closing without reference to or use of the applicable confidential or proprietary information, or (ii) prohibit any disclosure (x) required by Law so long as, to the extent legally permissible and feasible, Seller provides Buyer with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions contemplated hereby. If there is any conflict between this Section 7.4 and the Confidentiality Agreement, the Confidentiality Agreement shall prevail.
7.5    Further Assurances. Following the Closing, Seller shall, and shall cause its Affiliates to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Buyer, to confirm and assure the rights and obligations provided for in this Agreement and the other Transaction Documents and render effective the consummation of the Transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement and the other Transaction Documents.
7.6    Privilege.
(a)    Seller acknowledges that the Acquired Assets include all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which Seller may be entitled in connection with any of the Acquired Assets or Assumed Liabilities. Seller is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to Buyer and its Representatives in connection with this Agreement and the Transactions contemplated by this Agreement. Seller and Buyer (a) share a common legal and commercial interest in all of the information and communications that may be subject to such protections and privileges, (b) are or may become joint defendants in Proceedings to which such protections and privileges may relate and (c) intend that such protections and privileges remain intact should either Party become subject to any actual or threatened Proceeding to which such information or communications relate. Seller agrees that it and its Affiliates will have no right or power after the Closing Date to assert or waive any such protection or privilege included in the Acquired Assets. Seller will take any actions reasonably requested by Buyer, at the sole cost and expense of Buyer unless Buyer is entitled to indemnification therefor under the provisions of Article VIII, in order to permit Buyer to preserve and assert any such protection or privilege included in the Acquired Assets.
(b)    Notwithstanding the foregoing, all communications between the Seller, on the one hand, and Seller’s legal counsel, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller and shall not pass to or be claimed by Buyer. Accordingly, Buyer shall not have access to any Privileged Communications or to the files of Seller’s legal counsel relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller (and not Buyer) shall be the sole holders of the attorney-client privilege with respect to such engagement, and Buyer shall not be a holder thereof, (ii) to the extent that files of the Seller’s legal counsel in respect of such engagement constitute property of the client, only the Seller (and not Buyer) shall hold such property rights and (iii) the Seller’s legal counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates, on the one hand, and a third party other than the Seller, on the other hand, Buyer and its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates may waive such privilege without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates is required by Law to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within five (5) Days) notify the Seller in writing so that the Seller can seek a protective order.
7.7    General Release.
(a)    The Seller, on behalf of itself and each of its past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, Representatives, investors, stockholders, members, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges Buyer, its former, present and future Affiliates, parent and subsidiary companies, joint ventures, predecessors, successors and assigns, and their respective former, present and future Representatives, investors, stockholders, members, partners, insurers and indemnitees (collectively the “Released Parties”), of and from any and all manner of action or inaction, cause or causes of action, Proceedings, Liens, Contracts, promises, Liabilities or Losses (whether for compensatory, special, incidental or punitive Losses, equitable relief or otherwise) of any kind or nature whatsoever, past or present, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had against the Released Parties, or any of them, and which are based on acts, events or omissions occurring up to and including the time of Closing (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of Seller under this Agreement or relating to or arising from the Transactions.
(b)    Without limiting the generality of Section 7.7(a), with respect to the Released Claims, the Seller, on behalf of itself and each Releasing Party, hereby expressly waives all rights under Section 1542 of the Civil Code of the State of California (the “California Civil Code”) and any similar Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 of the California Civil Code reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Notwithstanding the provisions of Section 1542 of the California Civil Code or any similar Law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Released Parties, the Seller, on behalf of itself and each Releasing Party, expressly acknowledges that the foregoing release is intended to include in its effect all claims which Seller or any Releasing Party does not know or suspect to exist in his, her or its favor against any of the Released Parties (including, without limitation, unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).
(c)    Seller, on behalf of itself and each Releasing Party, acknowledges that it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but Seller, on behalf of itself and each Releasing Party, intends to and, by operation of this Agreement shall have, fully, finally and forever settled and released any and all Released Claims without regard to the subsequent discovery of existence of such different or additional facts.
(d)    Seller, on behalf of itself and each Releasing Party, represents, warrants, covenants and agrees that such Releasing Party has not and will not assign or transfer any Released Claim or possible Released Claim against any Released Party. Seller, on behalf of itself and each Releasing Party, agrees to indemnify and hold the Released Parties harmless from any Liabilities, Losses, costs, expenses and attorneys’ fees arising as a result of any such assignment or transfer.
(e)    Seller, on behalf of itself and each Releasing Party, covenants and agrees not to, and agrees to cause his, her or its respective Affiliates not to, whether in his, her or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, institute or join in, or assist or encourage any third party in asserting, commencing, instituting or joining in, any Proceeding of any kind whatsoever, in law or equity, in each case against the Released Parties, or any of them, with respect to any Released

Claims. Seller acknowledges that the foregoing release was separately bargained for and is a key element of this Agreement of which this release is a part.
7.8    Noncompetition; Non Disparagement.
(a)    During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), Seller will not (except as provided for in an employment or other agreement with Buyer), directly or indirectly, engage in any business in any state where Seller is currently conducting the Business, that develops, markets or sells (whether directly or indirectly) any products or provides any services of the kind developed, under development, produced, marketed, sold or related to the Business as conducted immediately prior to the Closing, or own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that is engaged or planning to become engaged in the business of developing, manufacturing, producing, marketing or selling any products or providing any services of the kind developed, under development, manufactured, produced, marketed, sold or provided by Seller as of immediately prior to the Closing; provided, however, that, for the purposes of this Section 7.8, ownership of securities having no more than 5% of the outstanding voting power of any Person which are listed on any national securities exchange will not be deemed to be in violation of this Section 7.8 as long as the Person owning such securities has no other connection or relationship with such Person.
(b)    The Restricted Period will be extended by the length of any period during which Seller is in breach of the terms of Section 7.8.
(c)    No Party will disparage the other Parties or any of their respective directors, officers, employees or agents; provided, however, that the this Section 7.8(c) shall not apply to legal proceedings in connection with the enforcement of this Agreement or any Transaction Agreement or to truthful testimony.
(d)    Seller acknowledges and agree that Buyer and its Affiliates may incur irreparable damage in the event that any of the provisions of this Section 7.8 were not performed in accordance with their specific terms or were otherwise breached. Seller accordingly agrees that, in addition to any other remedy to which Buyer and its Affiliates are entitled at Law or in equity, Buyer and its Affiliates are entitled to seek injunctive relief to prevent breaches of this Section 7.8 and otherwise to seek to enforce specifically the provisions of this Section 7.8.
7.9    Nonsolicitation.
(a)    Unless otherwise agreed to in writing by Buyer, during the Restricted Period, Seller will not, directly or indirectly, for themselves or on behalf of or in conjunction with any other Person, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, (i) call upon any employee hired by Buyer or any individual who is, at the time the individual is called upon, an employee of Buyer for the purpose or with the intent of soliciting such employee away from or out of the employ of Buyer, or employ or offer employment to any individual who was or is employed by Buyer unless such individual will have ceased to be employed by Buyer for a period of at least six (6) months prior thereto or (ii) cause, induce or attempt to cause or induce any customer, strategic partner, vendor, distributor, landlord or others doing business with Buyer to cease or reduce the extent of its business relationship with Buyer or to deal with any competitor of Buyer.
(b)    This Section 7.9 will not be deemed to prohibit from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of Buyer or third parties doing business with Buyer.
(c)    This Section 7.9 will not be deemed to prohibit Seller or its Affiliates from calling upon any Employee who does not become a Transferred Employee or who does not remain employed by Buyer for twelve (12) months after the Closing Date.
(d)    For purposes of Section 7.9, the Restricted Period will be extended by the length of any period during which Seller is in breach of the terms of Section 7.9.
7.10    Use of Name. From and after the Closing, Seller will not, directly or indirectly, use or do business, or assist any third party in using or doing business, under Seller’s corporate or trade names used prior to the Closing or by another name similar to such names and marks, except as necessary to effect the change of Seller’s name or to evidence that such change has occurred, or in connection with the filing of Tax Returns or for such other non-commercial uses as may be required by Law. Promptly after the Closing, Seller will file all documents with the appropriate Governmental Entities in the state of its incorporation and any other jurisdictions in which it is qualified or licensed to do business, to change the name of Seller to a name that it not the same or similar to its name used prior to the Closing.
7.11    Refunds and Remittances. If Seller (or any of its Affiliates), on the one hand, or Buyer, on the other hand, after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving Party will promptly so advise such other Party, will segregate and hold such funds in trust for the benefit of such other Party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.
7.12    Tax Matters. Seller shall timely pay or cause to be paid all Taxes that are Excluded Liabilities. Such obligations shall be without regard to whether there was any breach of any representation or warranty under Section 5.6 with respect to such Tax or any disclosures that may have been made with respect to Section 5.6 or otherwise. Except as set forth in this Section 7.12, Seller will be responsible for the preparation and timely filing of all Tax Returns including or relating to Seller’s operation of the Business or Seller’s use or ownership of the Acquired Assets prior to the Closing. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable Law and consistent with past practices. In the case of any real or personal property Taxes or similar ad valorem Taxes relating or attributable to the Acquired Assets that are reported on a Tax Return covering a period commencing on or before the Closing Date and ending thereafter (“Straddle Period”), any such Taxes relating or attributable to Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis. The Party required by applicable Law to pay any such Taxes relating or attributable to a Straddle Period (the “Paying Party”) shall prepare and timely file the Tax Returns with respect thereto in the time and manner required by Law and shall timely pay all Taxes reflected on such Tax Returns. To the extent such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall be entitled to be reimbursed by the other Party (the “Non-Paying Party”) for the Non-Paying Party’s share of such Taxes relating or attributable to a Straddle Period within ten (10) days of receipt of reasonably satisfactory evidence of the amount of such Taxes relating or attributable to a Straddle Period. Seller and Buyer will each provide the other Party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business or Acquired Assets, or the audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for Taxes arising out of the operations of the Business or ownership of the Acquired Assets. Seller shall have the sole right to the determination of the amount of Indemnified Taxes due and the sole right to defend or respond to any audit or other inquiry by a Taxing Authority to the extent such audit or inquiry relates to Indemnified Taxes. Buyer shall within five (5) days provide to Seller a copy of any correspondence received by Buyer from a Taxing Authority that relates in whole or part to any Indemnified Taxes, and Buyer shall not communicate with a Taxing Authority regarding Indemnified Taxes without Seller’s consent.
7.13    Customer Inquiries. After the Closing, Seller will use commercially reasonable efforts to promptly notify Buyer of each inquiry that it or any of its Affiliates receives relating to the Business from an existing customer of the Business or any other Person that expressly states its desire to explore a commercial relationship with the Business.
7.14    Record Retention. Each Party agrees, on behalf of itself and its controlled Affiliates, that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the Book and Records relating to the Acquired Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each Party shall have the right to destroy all or part of such Book and Records after the seventh anniversary of the Closing Date or, at an earlier time by giving each other Party hereto twenty (20) days’ prior written notice of such intended disposition and by offering to deliver to the other Party, at the other Party’s expense, custody of such Book and Records as such first Party may intend to destroy.
7.15    Bulk Sales.  It will not be practicable to comply or to attempt to comply with the procedures of the Uniform Commercial Code or other bulk sales laws applicable to the transfer to Buyer of the Acquired Assets and the parties believe that it is not clear that any such laws are applicable to such transaction. Accordingly, to induce Buyer to waive any requirement for compliance on the part of Seller with the procedures of any such laws, Seller hereby agrees to indemnify and save and hold harmless Buyer and its Affiliates and each of their respective successors and assigns, in accordance with the provisions of ARTICLE VIII, from and against any and all Losses arising out of or resulting from the failure of Seller to comply with or perform any actions in connection with the provisions of any such law of any states or jurisdictions applicable to the transaction contemplated by this Agreement. Any such Losses shall be an Excluded Liability for purposes of this Agreement.
7.16    Business Relationships; Payments.
(a)    Seller and Seller’s Affiliates shall cooperate with Buyer in Buyer’s efforts to continue and maintain for the benefit of Buyer those business relationships of the Business existing prior to the Closing, including relationships with clients, vendors and others.

(b)    After the Closing, Seller shall, and shall cause its Affiliates to, as promptly as practicable, deliver, and if necessary endorse over to Buyer any cash, checks or other instruments of payment Seller or any of Seller’s affiliates receives that relate to the Acquired Assets or the Business and to which Buyer is entitled and shall hold such cash, checks or other instruments of payment in trust for Buyer until such delivery.
(c)    After the Closing, Buyer shall, as promptly as practicable, deliver to Seller (or one of its Affiliates, as applicable) any mail and payments received by Buyer that do not relate to the Acquired Assets or the Business and to which Seller or its Affiliates is entitled.
7.17    Accounts Receivable; Repurchase.
(a)    Buyer shall have the right, by written notice (the “Receivables Notice”) to the Seller given on or after the date ninety (90) days following the Closing Date (the “Repurchase Date”), to require Seller to repurchase for cash and without recourse, with ten (10) days of the date of the Receivables Notice, all of the Accounts Receivable of Seller included in the Acquired Assets that are at the Repurchase Date uncollected. Seller shall repurchase uncollected Accounts Receivable for a purchase price equal to their aggregate face value. Buyer shall execute and deliver to Seller all instruments as shall be reasonably necessary to effectively vest in the Seller all of the right, title and interest of Buyer with respect to any uncollected Accounts Receivable repurchased by the Seller pursuant to this Section 7.17 without representation or recourse.
(b)    Until the Repurchase Date, Buyer shall use commercially reasonable efforts to collect the Accounts Receivable included in the Acquired Assets.
(c)    Unless the Seller notifies Buyer in writing, Buyer shall continue to perform under any Contract to which any Account Receivable transferred to the Seller pursuant to this Section 7.17 relates for the term to which such Account Receivable relates.
ARTICLE III
INDEMNIFICATION
8.1    Survival; Escrow Fund.
(a)    Survival. The representations and warranties made by the Seller and the Buyer in this Agreement shall, subject to any Claim that was theretofore made, expire and terminate and be of no further force and effect upon the 12-month anniversary of the Closing Date (the “Claim Release Date”); provided, however, that notwithstanding the foregoing, (i) the representations and warranties made by Seller in Section  5.9 shall, subject to any Claim that was theretofore made, expire and terminate and be of no further force and effect upon the 36-month anniversary of the Closing Date (“IP Release Date”) and (ii) the Fundamental Representations and any claim based on Fraud shall survive until the thirty (30) days after the expiration of the applicable statutes of limitations. The covenants and agreements contained herein which by their terms require performance prior to the Closing shall expire and terminate as of the 12-month anniversary of the Closing Date. The covenants and agreements contained herein which by their terms require performance following the Closing shall survive until fully performed in accordance with their terms. Any Claims under this Agreement with respect to a breach of a representation and warranty, covenant or other agreement must be asserted by written notice within the applicable survival period contemplated by this Section 8.1(a).
(b)    Escrow Fund. In accordance with the Escrow Agreement, at the Closing the Escrow Amount shall be deposited with the Escrow Agent and, thereafter, the Escrow Amount, plus any investment proceeds thereon (collectively, the “Escrow Funds”), will be held and disbursed in accordance with the terms set forth herein and in the Escrow Agreement. No portion (nor all) of the Escrow Funds, nor any beneficial interest therein, may be pledged, subjected to any Lien, sold, or, subject to Section 9.4, assigned or transferred by the Seller, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Seller, in each case prior to the disbursement of the Escrow Funds in accordance with Section 8.1(c) below.
(c)    Escrow Disbursements. Pursuant to the Escrow Agreement, the Escrow Agent shall, within five Business Days following the Claim Release Date, disburse to the Seller, the Seller’s share of the remaining balance of the Escrow Funds less that portion of the Escrow Funds that is then the subject of any Claim specified in a Notice of Claim delivered in accordance with the provisions of this ARTICLE VIII to Seller prior to the Claim Release Date. Any portion of the Escrow Funds held following the Claim Release Date with respect to pending but unresolved Claims for indemnification that is not awarded to Buyer upon the resolution of such Claims shall be disbursed to the Seller within five Business Days following final, non-appealable resolution of such Claims.
8.2    Indemnification.
(a)    Indemnification by the Seller. Subject to the limitations set forth herein, from and after the Closing, without duplication of any other rights to recovery or indemnity set forth in this Agreement, the Seller shall, indemnify and defend Buyer and its Representatives (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from, any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, fine, deficiency, demand, award, Tax or expense (including out-of-pocket legal fees and expenses) (collectively, “Losses”) based on, caused by or resulting from:
(i)    any breach of any representation and warranty of the Seller set forth in ARTICLE V;
(ii)    any breach prior to or following the Closing by the Seller of any covenant or agreement contained in this Agreement;
(iii)    any of the Excluded Assets;
(iv)    failure by Seller to timely discharge or pay any Excluded Liabilities; or
(v)    failure by Seller to timely discharge or pay any Indemnified Taxes.

(b)    Indemnification by Buyer. Subject to the limitations set forth herein, from and after the Closing, Buyer shall indemnify and defend the Seller and its Representatives against, and shall hold the Seller and its Representatives harmless from, any Losses based on, caused by or resulting from:
(i)    any breach of any representation and warranty of Buyer set forth in ARTICLE VI;
(ii)    any breach of any covenant or agreement of Buyer contained in this Agreement; or
(iii)    any Assumed Liability.
8.3    Indemnification Limitations.
(a)    Basket; Cap. The Seller shall not be liable for any Losses pursuant to Section 8.2(a)(i) and (ii), other than with respect to Claims based on a breach of a Fundamental Representation or Fraud, (i) unless the Claim for such Losses is brought prior to the Claim Release Date or IP Release Date, as applicable and (ii) unless and until the aggregate amount of such Losses exceeds $150,000 (the “Basket”), in which case, and at which time, the Seller shall be liable for the entire amount of such Losses, and not merely the portion of such Losses exceeding the Basket. In no event shall Seller be obligated to indemnify Buyer pursuant to 8.2(a)(i) and (ii), other than with respect to Claims based on Fraud or breach of a Fundamental Representation, in excess of the Escrow Amount (the “Cap”). Notwithstanding the foregoing, any Claim based on Sections 8.2(a)(iii), (iv) or (v), Fraud or a breach of a Fundamental Representation (i) is not subject to the Cap, (ii) is not subject to the Basket, and (iii) can be the subject of a Claim against the Escrow Funds; provided, however, that, except for Losses arising from Fraud, the Seller shall not be liable for any Losses in excess of the Purchase Price actually received by the Seller.
(b)    Further Indemnity Limitations. Furthermore, no claim for indemnification may be made or pursued (and each Party, as applicable, expressly waives any right to indemnification) (i) for any indirect, consequential, special or punitive damages, economic loss or loss of profits, except to the extent such damages or loss are payable to a third party, (ii) by Buyer for the effect of any multiple or multiplier that may have been used by Buyer in its projections or computation of the Purchase Price except to the extent such Losses (after accounting for such multiple or multiplier) are payable to a third party, or (iii) for any matters attributable to the acts or omissions of, or on behalf of, or consented to, by such Party.
(c)    Collateral Sources. Notwithstanding anything herein to the contrary, the amount of any Losses for which indemnification is provided under this ARTICLE VIII shall be net of (i) any amounts actually recovered by the Indemnitee pursuant to any indemnification by or indemnification agreement with any third party, and (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received in connection with such Losses (each such Person named in clauses (i) and (ii), a “Collateral Source”). An Indemnitee shall use commercially reasonable efforts to recover from a Collateral Source prior to seeking or obtaining indemnification under this Agreement, provided that Indemnitee shall be permitted to make a Claim for such indemnification and such Claim shall be considered a pending but unresolved Claim until resolution with the Collateral Source.

(d)    Duty to Mitigate. Each Indemnitee shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such loss.
(e)    Elimination of Materiality. For the purposes of determining the amount of Losses to which such Indemnitee may be entitled to recover under this ARTICLE VIII, each of the representations and warranties that contains any “Seller Material Adverse Effect,” “material” or similar materiality qualifications shall be read as though such qualifications were not contained therein.
(f)    Effect of Knowledge. The Seller shall not be liable under this ARTICLE VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.
(g)    No Double Counting. In calculating the amount of Losses related to a breach of or inaccuracy in a representation, warranty, covenant or agreement hereunder (and for purposes of determining whether a breach or inaccuracy has occurred), the Seller shall have no liability for any Losses to the extent such Losses were taken into account as a liability or a reduction in the value of assets in determining Net Tangible Assets.
8.4    Indemnification Procedure. In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee under this Article VIII (each, a “Claim”) is asserted or sought to be collected, the Indemnitee shall as soon as reasonably practicable notify the Indemnitor in writing of such Claim (“Notice of Claim”); provided, that the failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent that the Indemnitor is actually prejudiced by such failure (as determined by a court of competent jurisdiction). The Notice of Claim shall specify in reasonable detail each individual item of expected Loss to the extent then known and the computation of the amount to which such Indemnitee claims to be entitled hereunder to the extent then known.
8.5    Indemnification Procedures For Third Party Claims.
(a)    Assertion of Claim. If a Claim is asserted or sought to be collected by a third party (“Third Party Claim”), Indemnitee shall notify the Indemnitor by a Notice of Claim. The Indemnitee shall enclose with the Notice of Claim a copy of all material papers served with respect to such Third Party Claim, if any, and any other material documents evidencing such Third Party Claim. The Indemnitor shall have 30 days from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor (x) irrevocably acknowledges in writing that such Claim is fully subject to indemnification (without reservation of rights and, only thereafter) and (y) desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”); provided, however, that Indemnitor shall not be entitled to assume control of the defense of a Third Party Defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (1) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal Proceeding; (2) an adverse determination with respect to the Proceeding giving rise to such Third Party Claim would be materially detrimental to the Indemnitee’s future business prospects; (3) the Third Party Claim seeks an injunction or equitable relief against the Indemnitee; (4) a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; or (5) Buyer seeks recovery under an applicable insurance policy for the claim, in which case Buyer or the applicable insurer shall have the right to control such defense. If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed) and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee to the extent such judgment or settlement provides for equitable relief or fails to provide a full and unconditional release of Indemnitee and its Affiliates. The Parties shall use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto; provided, that no Party nor any of its Affiliates or their respective Representatives shall be required to provide access to or disclose documents or information where, upon the advice of counsel, such access or disclosure would jeopardize privilege, contravene any applicable Laws or violate any obligation of confidentiality to which such access, documents or information may be subject in discharging their obligations pursuant to this Section 8.5, except where such confidentiality obligation can be remedied by the other Party entering into a separate confidentiality agreement with terms no more restrictive than the confidentiality obligations of such Party. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written approval (such approval not to be unreasonably delayed or withheld).
(b)    Failure by Indemnitor to Assume. If the Indemnitor does not assume the Third Party Defense within 30 days of receipt of the Notice of Claim, the Indemnitee will be entitled to control the Third Party Defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to hereunder, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided that (i) the Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof, (ii) the Indemnitor may at any time thereafter assume the Third Party Defense, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third Party Defense, (iii) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) and (iv) the Indemnitor shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

8.6    Indemnification Procedures for Non-Third Party Claims. The Indemnitee shall provide the Indemnitor a Notice of Claim as promptly as reasonably practicable following its discovery of any matter that it believes is subject to indemnification hereunder that does not involve a Third Party Claim. If the Indemnitor does not acknowledge in writing its obligation to indemnify the Indemnitee with respect to such Losses within 30 days after its receipt of the Notice of Claim, the Indemnitor shall be deemed to have accepted such Claim. In the event the Claim is not accepted, the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement.
8.7    Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to Purchase Price for Tax purposes and shall report any payments as such on their Tax Returns.
8.8    Offset. Without limiting any other remedies of the Indemnitee, from and after the Closing, and subject to the limitations set forth in this ARTICLE VIII, the Buyer Indemnified Parties shall be entitled to recover against any earn-out payments owed to Seller pursuant to Section 3.1(c) the amount of any Losses as to which any Indemnitor is obligated to indemnity and hold the Buyer Indemnified Parties harmless under this ARTICLE VIII. Upon the final determination of any indemnification obligations of Indemnitor to any Buyer Indemnified Party under this ARTICLE VIII, Buyer may set-off on a dollar-for-dollar basis any Losses to which it may be entitled under this ARTICLE VIII against any earn-out payment that becomes due and payable to Seller pursuant to this Agreement. For the avoidance of doubt, except for Claims based on Sections 8.2(a)(iii), (iv) or (v), Fraud or a breach of a Fundamental Representation, the Cap shall be reduced by the amount of Losses recovered by a Buyer Indemnified Party from any earn-out payment pursuant to this Section 8.8.
8.9    Exclusive Remedy. The parties hereto acknowledge and agree that except with respect to Fraud, the foregoing indemnification provisions in this ARTICLE VIII shall be the exclusive remedy for monetary damages of Buyer with respect to the Seller, and the Transactions contemplated hereby; provided, however, that no limitation set forth in this Agreement, including the limitations set forth in this Section 8.9, shall limit the ability of Buyer to seek equitable remedies, including injunctive relief.
ARTICLE IX
MISCELLANEOUS
9.1    Expenses. Except as expressly provided in this Agreement, each of the Parties shall bear its own costs and expenses in connection with this Agreement and the Transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Transactions contemplated hereby are consummated.
9.2    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or email of a portable document file (pdf), with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the immediately following Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to Buyer, to:
AppFolio Utility Management, Inc.
50 Castilian Drive
Goleta, CA 93117
Attention:    Matthew S. Mazza; Ida Kane
Email:    matt.mazza@appfolio.com; ida.kane@appfolio.com
With a required copy (which shall not constitute notice) to:
Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Attention:    C. Craig Carlson
Facsimile:    (949) 823-5125
Email    ccarlson@sycr.com
If to the Seller, to:
WegoWise, Inc.
20 Ashburton Place, Suite 401
Boston, MA 02108
Attention:    Laila Partridge
Email:    lpartridge@wegowise.com
WegoWise, Inc.
c/o Boston Community Capital, Inc.
10 Malcolm X Boulevard
Boston, MA 02119
Attention:    Lisa Zappala
Email:    lzappala@bostoncommunitycapital.org
With a required copy (which shall not constitute notice) to:
Nutter McClennen & Fish LLP
155 Seaport Boulevard
Boston, MA 02210
Attention:    James E. Dawson, Esq.
Facsimile:    617-310-9623
Email:    jdawson@nutter.com
With a required copy (which shall not constitute notice) to:
Locke Lord LLP
111 Huntington Ave.
Boston, MA 02199
Attention:    Matthew McTygue, Esq.

Facsimile:    617-239-0494
Email:    Matt.McTygue@lockelord.com
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
9.3    Amendments and Waivers. This Agreement shall not be amended or modified except by written instrument duly executed by Buyer and the Seller. No waiver by any Party, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Party’s rights under any other provision of this Agreement, nor shall any such waiver constitute a waiver of such Party’s right at any other time or unless it is made in writing and signed by the Party waiving the condition. No failure by either Party to take any action with respect to any breach of this Agreement or default by the other Party shall constitute a waiver of such Party’s right to enforce any provision of this Agreement against such other Party or to take action with respect to such breach or default or of any subsequent breach or default by such other Party.
9.4    Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties; provided, that Buyer may, without the consent of the Seller, assign its rights and duties hereunder to one or more of its Affiliates; provided, further, that the Seller may, without the written consent of Buyer, assign its rights and duties hereunder to Boston Community Capital, Inc. or one or more of its Affiliates; provided, further, that no such assignment shall relieve Buyer or the Seller, as applicable, of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.
9.5    Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
9.6    Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware and the United States District Court for the District of Delaware for the purposes of any suit, action or other Proceeding arising out of this Agreement or the Transactions contemplated hereby. Each of the Parties agrees to commence any such action, suit or Proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons in any state court located in the City of Wilmington, Delaware. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions contemplated hereby in (a) the United States District Court for the District of Delaware or (b) any state court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
9.7    Counterparts. This Agreement may be executed in two or more counterparts and any Party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when all Parties shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or as an attachment to an electronic mail message in “pdf” or similar format.
9.8    No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder.
9.9    Entire Agreement; Disclosure Schedule, Schedules, and Exhibits.
(a)    This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, set forth the entire understanding of the Parties with respect to the Transactions contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
(b)    The Seller Disclosure Schedule and all other Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. Matters reflected on the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Seller Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The sections of the Seller Disclosure Schedule have been arranged for purposes of convenience in separately titled sections corresponding to the sections of the Agreement; however, each section of the Seller Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Seller Disclosure Schedule to the extent it is reasonably apparent on its face that the disclosure of such matter is applicable to such section of the Seller Disclosure Schedule.
9.10    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.11    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.12    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.
BUYER:
APPFOLIO UTILITY MANAGEMENT, INC.
By:    /s/ Ida Kane
Name:    Ida Kane
Title:    Member, Board of Directors
SELLER:
WEGOWISE, INC.
By:    /s/ Laila Partridge
Name:    Laila Partridge
Title:    President & Chief Executive Officer

[Signature Page to Asset Purchase Agreement]